Exhibit 99.1

Exhibit 99.1     Updates to the Company’s Annual Report on Form 10-K for the year ended December 31, 2010

Item 6.	Selected Financial Data

The following table summarizes the relevant financial data for our business and should be read in conjunction with our consolidated financial statements, and the notes and schedules related thereto, which are included in this Annual Report on Form 10-K. The following discussion includes the operating results of China Water & Drinks, Inc. (“China Water”) since October 30, 2008, the operating results of Heckmann Water Resources (“HWR”) since July 1, 2009, the date HWR acquired all of the assets of Greer Exploration Corporation and the Silversword Partnerships and all of the membership interests of Charis Partners, LLC, and the operating results of Complete Vacuum & Rentals, Inc. (“CVR”) since November 30, 2010, the date of acquisition. Prior to our October 30, 2008 acquisition of China Water, Heckmann Corporation (the “Successor Company”) was a blank check company with no operations. Accordingly, the results of operations included for the period from January 1, 2008 through October 29, 2008 and the years ended December 31, 2007 and 2006 represent the operating results of China Water (presented as the Predecessor Company in the Selected Financial Data below) only. On September 30, 2011, the Company completed the disposition (through sale and abandonment) of the China Water business (the “Bottled Water Business”). The disposition of the Bottled Water Business is described in greater detail in Items 1.01 and 2.01 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2011. The Bottled Water Business has, for all periods presented herein, been reported as discontinued operations for financial reporting purposes.

Income Statement Data

Predecessor Company

In thousands, except share and per share data	January 1, 2008 to October 29, 2008	Year ended December 31, 2007	Year ended December 31, 2006
(Loss) income from discontinued operations	$(121,000)	$(36,522)	$6,263
Net (loss) income per share—basic and diluted:
(Loss) income from discontinued operations	$(1.28)	$(0.47)	$0.10

Weighted average shares outstanding—basic and diluted	94,521,000	77,772,000	59,872,000

Successor Company

In thousands, except share and per share data	Year ended December 31, 2010	Year ended December 31, 2009	Year ended December 31, 2008	For the Period May 29, 2007 (Inception) through December 31, 2007
Net sales	$15,208	$3,820	$—	$—
Gross profit	3,871	1,720	—	—
Operating expenses	23,384	9,194	1,974	169
Other income (expense), net	5,809	4,077	10,602	2,486
(Benefit) provision for income taxes	(3,404)	(80)	3,372	1,171
(Loss) income from continuing operations	(10,300)	(3,317)	5,256	1,146
Loss from discontinued operations	(4,393)	(392,078)	(20,173)	—
Net (loss) income attributable to the Company	$(14,693)	$(395,395)	$(14,917)	$1,146
(Loss) income per share from continuing operations:
Basic	$(0.09)	$(0.03)	$0.07	$0.03
Diluted	$(0.09)	$(0.03)	$0.06	$0.03
(Loss) income per share from discontinued operations:
Basic	$(0.05)	$(3.58)	$(0.27)	$—
Diluted	$(0.05)	$(3.58)	$(0.27)	$—
Weighted average shares outstanding
Basic	108,819,384	109,575,057	74,853,651	25,305,415
Diluted	108,819,384	109,575,057	89,907,431	—

Balance Sheet Data (Successor Company)

In thousands, except share and per share data	December 31, 2010	December 31, 2009	December 31, 2008	December 31, 2007
Total current assets from continuing operations	$186,021	$155,418	$281,359	$430,647
Total current assets from discontinued operations	17,218	20,673	52,309	—
Total assets from continuing operations	355,671	308,448	428,571	430,647
Total assets from discontinued operations	45,582	56,541	334,522	—
Total current liabilities from continuing operations	30,799	13,611	755	20,838
Total current liabilities from discontinued operations	23,823	27,559	13,728	—
Total liabilities from continuing operations	72,680	20,265	755	20,838
Total liabilities from discontinued operations	25,496	31,581	15,734	—
Common stock, subject to possible redemption, 16,235,039 shares at $7.91 per share (*)	—	—	—	128,419
Deferred interest income attributable to common stock subject to possible redemption (net of taxes of $182)	—	—	—	265
Non-controlling interest	1,456	2,162	2,845	—
Total equity of Heckmann Corporation	301,621	310,981	743,759	281,125

(*)	These shares were redeemable because they were issued in our initial public offering and, under the terms of our initial public offering prospectus, their holders had the right to vote against our acquisition of China Water and exercise their right to convert these shares into cash. Of the 16,235,039 shares of our common stock that were subject to possible redemption, only 1,021,695 shares were redeemed.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with our consolidated financial statements and the notes thereto included elsewhere in this Annual Report on Form 10-K.

Company Overview

We are a water solutions company focused on water issues worldwide and, in particular, oil and shale gas exploration and production. We have two operating segments: water solutions for energy development and bottled water products. Our water solutions for energy development segment, which is branded HWR, presently includes (a) our water disposal, trucking, fluids handling, treatment and pipeline transport facilities and water infrastructure services for oil and gas exploration and production companies, (b) our joint venture with Energy Transfer Partners, L.P., which we maintain through our wholly-owned subsidiary HEK Water Solutions, LLC (“HWS”), and (c) our minority interest investment in water infrastructure solutions and pipeline supplier Underground Solutions, Inc. (“UGSI”) (OTC: UGSI). Our bottled water products segment was located in the People’s Republic of China and through September 30, 2011 included our bottled water business operated by our wholly-owned subsidiary China Water.

The Company was incorporated in Delaware on May 29, 2007, and is headquartered in Palm Desert, California. We began as a blank check development stage company. On November 16, 2007, we completed an initial public offering of 54,116,800 units (each consisting of one share of common stock and one warrant exercisable for an additional share of common stock), including 4,116,800 units issued pursuant to the partial exercise of the underwriters’ over-allotment option, and received net proceeds of approximately $421 million. On the same date, we also completed a private placement of warrants to our founders at an aggregate purchase price of $7 million, or $1.00 per warrant.

With the proceeds raised from these offerings, and issuance of additional common stock, on October 30, 2008, we completed our acquisition of China Water, and operated its seven bottled water facilities in China through September 30, 2011.

On July 1, 2009, through our subsidiary HWR, we purchased a water disposal business serving customers in the oil and gas industry. On January 31, 2010, we completed a 50-mile water transport pipeline and treatment facility network in the Haynesville Shale field that was in process at the time of acquisition. It is designed to treat and dispose of up to 100,000 barrels of water per day and is supported by a network of deep injection disposal wells. HWR now operates a multi-modal water disposal, treatment and pipeline transportation business in Texas and Louisiana serving customers seeking to dispose of complex water flows including flowback water, frac fluids, and produced brine waters generated in their oil and gas operations.

On February 4, 2010, we announced a joint venture with Energy Transfer Partners, L.P. The joint venture is a 50/50 partnership and will operate under the name Energy Transfer Water Solutions, JV, LLC. It develops water pipeline infrastructure and treatment solutions for oil and gas producers in the Marcellus and Haynesville Shale fields, and potentially other areas within the states of New York, Pennsylvania, Ohio, West Virginia, Virginia, Tennessee, Kentucky, Texas, and Louisiana. Our 50% interest in the joint venture is held through HWS.

On November 30, 2010, we purchased all of the outstanding equity interests of CVR, a company that operates an oilfield waste transportation and disposal business with a fleet of vacuum trucks, winch trucks and frac tanks operating from terminals in east Texas, northwest Louisiana and central Arkansas and a network of six deep injection disposal wells located in east Texas. The acquisition of CVR has allowed us to provide a full range of produced water transportation and disposal solutions to natural gas operators operating in the region surrounding our existing 50-mile wastewater transportation pipeline, including a large transportation fleet and deep-injection disposal wells.

As of December 31, 2010, we had approximately $80.8 million in cash and cash equivalents as well as approximately $102 million of certificates of deposit and marketable securities on our balance sheet. In 2011, we plan to continue building the businesses, and we will also make additional acquisitions.

Operations Overview

Water Solutions for Energy Development

Through the businesses included within HWR, our water solutions for energy development segment provides a full range of water solutions for fresh water, flowback water, produced water including reuse and disposal services, transportation and storage services for unconventional oil and gas exploration in the various on-shore shale plays or areas of the continental United States. HWR serves oil and natural gas exploration and production companies seeking to dispose of, transport, or treat for reuse, complex water flows generated in their oil and gas operations. Our services include trucking and distribution, disposal, reuse treatment, storage and pipeline transport facilities, and construction of pipeline infrastructure.

Bottled Water Products

China Water produces bottled water products at facilities throughout China. China Water uses two types of production lines, one which produces hand-held sized (330 milliliters to 1.5 liters) bottled water (“Small Bottles”) and the other which produces carboy-sized (11.4 to 18.9 liters, or 3 to 5 gallons) bottled water (“Carboy Bottles”). China Water produces a variety of bottled water products including purified water, mineralized water, and oxygenated water. China Water has the capacity to produce up to 0.9 billion bottles of water annually in China. China Water supplies bottled water products to beverage companies and servicing companies, including Coca-Cola China, Uni-President and Jian Li Bao. China Water also markets its bottled water products in China using the brand names “Absolutely Pure” and “Grand Canyon.” In addition, China Water provides private label bottled products to companies in the service industry, such as hotels and casinos.

Results of Operations Overview

Basis of Presentation

The Company had no material operations prior to its acquisition of China Water on October 30, 2008. Accordingly, China Water, which comprised our bottled water products business segment, is considered our predecessor prior to that date, and the financial statements of China Water and the following discussion of the results of operations and cash flows are included herein on that basis. Specifically, set forth below is a discussion that compares our results of operations for the year ended December 31, 2010 (which include CVR operations from November 30, 2010) with the year ended December 31, 2009 and our results for the year ended December 31, 2009 (which included our China Water operations for the full year and our HWR operations from the date of acquisition) with China Water’s historical results of operations for the period from January 1, 2008 to October 29, 2008, prior to our acquisition on October 30, 2008.

On September 30, 2011, the Company completed the disposition (through sale and abandonment) of the bottled water products business segment of China Water. The sale and abandonment of the bottled water products business segment is described in greater detail in Items 1.01 and 2.01 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2011. The bottled water business segment has been reported herein as discontinued operations for financial reporting purposes. Through September 30, 2011, the Company had two reportable segments described above. As a result of the sale and abandonment, the financial information for China Water and its subsidiaries have been reclassified as discontinued operations for all periods presented and, accordingly, the Company now has only one reportable segment, water solutions for energy development.

Results of Operations for the Year Ended December 31, 2010 Compared to the Year Ended December 31, 2009

(in thousands)	Year Ended December 31, 2010	Year Ended December 31, 2009
Net sales	$15,208	$3,820
Cost of goods sold	11,337	2,100

Gross profit	3,871	1,720
Operating expenses	23,384	9,194

Loss from operations	(19,513)	(7,474)
Interest income, net	2,087	3,928
(Loss) income from equity method investment	(689)	—
Other income (expense), net	4,411	149

Loss before income taxes	(13,704)	(3,397)
Income tax benefit	3,404	80

Loss from continuing operations	(10,300)	(3,317)
Loss from discontinued operations	(4,393)	(392,078)

Net loss	$(14,693)	$(395,395)

Net Sales

Net sales for the year ended December 31, 2010 were $15.2 million, which represents revenues from our water solutions for energy development business as compared to net sales for the year ended December 31, 2009 of $3.8 million. Revenues for the year ended December 31, 2010 from water disposal operations were significantly greater than the year ended December 31, 2009, reflecting full year revenues from the July 2009 acquisition of HWR and one month of sales from the November 2010 acquisition of CVR. Revenues from water disposal operations were negatively impacted for the year ended December 31, 2010 as a result of start-up and commissioning activities discussed below.

Cost of Goods Sold and Gross Profit

The cost of goods sold for the year ended December 31, 2010 was $11.3 million, resulting in total gross profit of $3.9 million, or 25.7% of sales. All of the gross profit was attributable to water disposal revenues. The cost of goods sold for the year ended December 31, 2009 was $2.1 million, resulting in total gross profit of $1.7 million, or 45.0% of sales. All of this gross profit was attributable to water disposal revenues. Gross profits were lower than expected due to interruptions encountered as a result of start-up and commissioning activities on the Haynesville pipeline during the second and third quarters of 2010.

Operating Expenses

Operating expenses for the year ended December 31, 2010 totaled $23.4 million, compared to $9.2 million for the year ended December 31, 2009.

Operating expense for the year ended December 31, 2010 included pipeline start-up and commissioning costs of approximately $11.8 million resulting from anomalies in certain segments of the Haynesville pipeline. Accordingly, we reduced the operating pressures below normal operating pressures as we performed additional testing procedures and remediated the anomalies. The pressure reductions and shutdowns that were undertaken to remediate anomalies reduced throughput and adversely impacted our operating costs and revenues during the year ended December 31, 2010.

General and administrative expenses for the year ended December 31, 2010 were $11.6 million which included approximately $1.0 million of stock based compensation and amortization expense of approximately $1.2 million. General and administrative expenses for the year ended December 31, 2009 were $9.2 million which included approximately $2.9 million of stock based compensation and amortization expense of approximately $0.1 million. In addition, during the first quarter of 2009, we adopted the Financial Accounting Standard Board’s (“FASB”) revised authoritative guidance for business combinations, which requires that acquisition related costs be expensed in the period in which the costs are incurred. This differs from previous accounting treatment in which acquisition related expenses were included as part of the purchase price of an acquired company. We incurred approximately $0.2 million in acquisition related costs in connection with our acquisition by HWR of our saltwater disposal and transport business in the year ended December 31, 2009, and approximately $0.5 million in acquisition related costs in connection with our acquisition of CVR in the year ended December 31, 2010.

Loss from Operations

Loss from operations was $19.5 million and $7.5 million for December 31, 2010 and 2009, respectively, primarily as a result of the items mentioned above.

Interest Income, net

During the years ended December 31, 2010 and 2009, we recorded interest income on invested funds of approximately $2.1 million and $3.9 million, respectively. The decrease was primarily due to lower interest rates for invested funds and lower investment balances in 2010 compared to 2009.

(Loss) Income from Equity Method Investment

During the year ended December 31, 2010, we recorded a loss of approximately $0.7 million representing the Company’s 50% interest in the joint venture that is held through HWS.

Other Income (Expense), net

During the year ended December 31, 2010, we recorded other income of approximately $4.4 million compared to other income of $0.1 million for the same period in 2009. The increase was primarily attributable to a $4.2 million change in the fair value of the contingent consideration associated with the performance based earn-out related to the Charis acquisition. As a result of pipeline start-up and commissioning expenses incurred in the twelve months ended December 31, 2010, management determined that the earn-out obligation related to the 2010 profitability target for the Charis acquisition would not be met.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2010 was approximately $3.4 million related primarily to losses sustained from pipeline start-up and commissioning expenses during the year. The income tax benefit for the year ended December 31, 2009 was approximately $80,000.

Loss from Continuing Operations

Our net loss from continuing operations for the year ended December 31, 2010 was $10.3 million compared to $3.3 million for the year ended December 31, 2009. The change relates primarily to the items mentioned above.

Loss from Discontinued Operations

Our loss from discontinued operations for the year ended December 31, 2010 was $4.4 million compared to a loss of $392.0 million for the year ended December 31, 2009. The increased 2009 loss relates primarily to the $357.5 million non-cash goodwill impairment charge based upon finalizing our goodwill analysis on the China Water acquisition, a $6.8 million impairment to the carrying value of fixed assets related to the closure of the Beijing bottled water factory, which was acquired by China Water prior to October 30, 2008, $5.3 million of expense related to the deconsolidation of Shen Yang Aixin, $4.5 million of reimbursements made to Xu Hong Bin, the former president and chairman of China Water, that were previously capitalized, $9.3 million of bad debt expense, a $3.9 million loss on disposal of property, plant and equipment, and provisions for liabilities of $1.3 million.

Net loss

Our net loss for the year ended December 31, 2010 was $14.7 million compared to $395.4 million for the year ended December 31, 2009. The change relates primarily to the items mentioned above.

Results of Operations for the Year Ended December 31, 2009 Compared to China Water’s historical results of operations for the period from January 1, 2008 to October 29, 2008

(in thousands)	Year Ended December 31, 2009	China Water January 1, 2008 to October 29, 2008
Net sales	$3,820	$—
Cost of goods sold	2,100	—

Gross profit	1,720	—
Operating expenses	9,194	—

Loss from operations	(7,474)	—
Interest income (expense), net	3,928	—
Other income (expense), net	149	—

Loss before income taxes	(3,397)	—
Income tax benefit	(80)	—

Loss from continuing operations	(3,317)	—
Loss from discontinued operations	(392,078)	(121,000)

Net loss	$(395,395)	$(121,000)

Net Sales

Net sales for the year ended December 31, 2009 were $3.8 million, which represents sales from our water solutions for energy development business which began operations in July 2009 through the acquisition of HWR.

Cost of Goods Sold and Gross Profit

The cost of goods sold for the year ended December 31, 2009 was $2.1 million, resulting in total gross profit of $1.7 million, or 45.0% of sales. All of the gross profit was attributable to water disposal revenue.

Operating Expenses

General and administrative expenses for the year ended December 31, 2009 were $9.2 million which included approximately $2.9 million of stock based compensation and amortization expense of approximately $0.1 million.

In addition, we incurred approximately $0.2 million in acquisition related costs in connection with our acquisition by HWR of our saltwater disposal and transport business in the year ended December 31, 2009, with no comparable expense during the same period in 2008.

Loss from Operations

Loss from operations was $7.5 million for the year ended December 31, 2009 primarily as a result of the items mentioned above.

Interest Income, net

During the year ended December 31, 2009, we recorded interest income on invested funds of approximately $3.9 million.

Income Taxes

The income tax benefit for the year ended December 31, 2009 was $80,000. No provision or benefit for income taxes was recorded in the period from January 1, 2008 to October 29, 2008.

Loss from Continuing Operations

We recorded a $3.3 million loss from continuing operations primarily related to the items discussed above.

Loss from discontinued operations

Our loss from discontinued operations for the year ended December 31, 2009 was $392.0 million which primarily consisted of $357.5 million of goodwill impairment relating to the China Water acquisition. Loss from discontinued operations (unrelated to the September 30, 2011 sale and abandonment of the bottled water products business segment) for the period January 1, 2008 to October 29, 2008 was $121.0 million primarily the result of approximately $46.6 million of stock-based compensation pursuant to a “make good” escrow agreement entered into in connection with an equity financing transaction consummated by China Water in 2007 and approximately $42.4 million from adjusting certain assets and assumed liabilities to recoverable amounts as of October 29, 2008.

Net loss

Our net loss for the year ended December 31, 2009 was $395.4 million compared to $121.0 million for the period from January 1, 2008 to October 29, 2008. The change relates primarily to the items mentioned above.

Liquidity and Capital Resources

We require cash to fund our operating expenses and working capital requirements, including outlays for capital expenditures, strategic acquisitions and investments, repurchases of our securities, and lease payments. Our principal sources of liquidity are cash on hand and cash generated from operations. Cash generated from operations is a function of such factors as changes in demand for our products and services, competitive pricing pressures, effective management of our manufacturing capacity, our ability to achieve reductions in operating expenses, and the impact of integration on our productivity. We had cash and cash equivalents of approximately $80.8 million and approximately $102.0 million of certificates of deposit and marketable securities on our balance sheet as of December 31, 2010.

Our primary strategy is to grow by expansion and acquisition. The Company believes that its cash, cash equivalents and investments will be sufficient to fund operations, facilitate plant expansions and complete any acquisitions it may undertake for the foreseeable future.

Investments in Marketable Securities

Our investments in marketable securities are high grade corporate notes and U.S. Government securities that are purchased in accordance with our investment policy. Our investment policy allows us to invest and reinvest in U.S. Government securities having a maturity of five years or less, other obligations of U.S. government agencies and instrumentalities, including government sponsored enterprises, commercial paper, corporate notes and bonds, short term instruments that are direct obligations of issuers, long term instruments that are direct obligations of issuers, and municipal notes and bonds with a maturity of two years or less. We avoid investments in mortgage backed securities, collateralized mortgage obligations, auction rate securities, collateralized debt obligations, credit default swaps and similar high risk and/or exotic instruments. Our investment policy is maintained and supervised by our management. Any decisions regarding the size of individual investments or their composition are made only in compliance with our investment policy with the intent to yield higher obtainable returns with the understanding that the investment may need to be liquidated in the near term to consummate strategic business acquisitions.

Cash Flows for the Year Ended December 31, 2010 compared to the Year Ended December 31, 2009.

Net cash used in operating activities from continuing operations was $3.4 million for the year ended December 31, 2010 compared to $3.6 million for the year ended December 31, 2009. Net cash used in operations from discontinued operations was $0.7 million compared to net cash used in operations from discontinued operations of $2.4 million in the year ago period. The improvement was attributable to lower working capital requirements for the discontinued operations in 2010.

Net cash used in investing activities from continuing operations was $37.7 million for the year ended December 31, 2010 compared to $106.8 million for the year ended December 31, 2009. The reduction was primarily attributable to lower spending for additions to fixed assets year over year of $2.5 million, lower net spending on equity investments of $6.0 million, lower net cash proceeds from available-for-sale securities of $73.0 million, offset by additional cash used to consummate business combinations of $12.0 million ($28.6 million was used to consummate the November 30, 2010 acquisition of CVR—See “Note 3—Business Acquisitions” to our consolidated financial statements ). Net cash used in investing activities by discontinued operations was $0.5 million for the year ended December 31, 2010 compared to net cash used in investing activities by discontinued operations of $16.0 million in the year ago period. The improvement was attributable to lower spending for capital expenditures.

Net cash used in financing activities from continuing operations was $1.6 million for the year ended December 31, 2010 compared to $18.4 million for the year ended December 31, 2009. The decrease was primarily related to reduced purchases of shares of our common stock and warrants of $12.9 million and $2.4 million, respectively, for the year ended December 31, 2010 compared to the year ago period. Net cash used in financing activities from discontinued operations was $1.0 million for the year ended December 31, 2010 compared to net cash provided by financing activities of $1.7 million for the year ago period. The reduction was attributable to repayments on long term debt obligations made by the discontinued operation in the year ended December 31, 2010.

Cash Flows for the Year Ended December 31, 2009 compared to the period from January 1, 2008 to October 29, 2008.

Net cash used in operating activities from continuing operations was $3.6 million for the year ended December 31, 2009 compared to net cash provided by operating activities from continuing operations of $1.9 million for the period from January 1, 2008 to October 29, 2008. The increase in cash used was largely due to lower working capital requirements due to a full year of operations in 2009. Net cash used in operating activities from discontinued operations was $2.4 million for the year ended December 31, 2009 compared to $21.2 million for the period from January 1, 2008 to October 29, 2008. The change was primarily related to $21.2 million of cash used for transaction costs associated with the China Water acquisition.

Net cash used in investing activities from continuing operations was $106.8 million for the year ended December 31, 2009 compared to $306.4 million of cash provided by investing activities from continuing operations for the period from January 1, 2008 to October 29, 2008. The decrease was primarily attributable to $403.2 million of cash released to the Company in 2008 that was previously held in trust offset by higher spending for additions to fixed assets year over year of $20.0 million, approximately $7.2 million used to purchase 7% of UGSI (see “Note 4—Investments” to our consolidated financial statements), $16.6 million used to consummate HWR’s acquisition of our saltwater disposal and transport business (See Note 3—Business Acquisitions to our consolidated financial statements), a net increase in cash used to invest in high grade corporate notes and certificates of deposit of $14.5 million, offset by approximately $48.3 million spent to consummate the 2008 acquisition of China Water. Net cash used in investing activities of discontinued operations for the year ended December 31, 2009 was $16.0 million compared to $1.1 million for the period January 1, 2008 to October 29, 2008. The change was related to additional expenditures for fixed assets of discontinued operations period over period.

Net cash used in financing activities from continuing operations was $18.4 million for the year ended December 31, 2009 compared to $5.3 million for the period January 1, 2008 to October 29, 2008. Net cash used in financing activities from continuing operations in 2009 was primarily attributable to $14.0 million used by management to purchase 13,032,100 shares of common stock from Xu Hong Bin. Net cash provided by financing activities from discontinued operations was $1.7 million for the year ended December 31, 2009 compared to net cash used in financing activities of $5,000 for the period from January 1, 2008 to October 29, 2008. The increase in cash provided by financing activities from discontinued operations was primarily due to increased borrowings under a revolving credit facility.

Contractual Obligations

The following table summarizes contractual obligations and borrowings for continuing operations as of December 31, 2010 and the timing and effect that these commitments are expected to have on our liquidity and capital requirements in future periods. We expect to fund other commitments primarily with operating cash flows generated in the normal course of business.

Payments Due by Period
	Less than 1 Year	1 to 3 Years	3 to 5 Years	More than 5 Years	Total
	(Amounts in Thousands)
Debt obligations	$11,221	$8,612	$11,962	$—	$31,795
Quarterly obligation under purchase agreement	636	306	—	—	942
Operating lease obligations	229	376	344	640	1,589

Total	$12,086	$9,294	$12,306	$640	$34,326

Off Balance Sheet Arrangements

We do not have off-balance sheet arrangements, financings, or other relationships with unconsolidated entities or other persons, also known as “variable interest entities.”

Recent Accounting Pronouncements

Consolidation of Variable Interest Entities—Amended

Effective January 1, 2010, we adopted the revised authoritative guidance that, among other things, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a variable interest entity (“VIE”), which amends previous guidance for consideration of related party relationships in the determination of the primary beneficiary of a VIE, amends certain guidance for determining whether an entity is a VIE, requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE, and requires enhanced disclosures about an enterprise’s involvement with a VIE. The adoption of this guidance did not have a material impact on our consolidated financial position, results of operations or cash flows.

Fair Value Measurements Disclosures

Effective January 1, 2010, we adopted the FASB’s updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information related to purchases, sales, issuances and settlements to be included in the roll forward of activity. The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities, and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring Level 2 and Level 3 fair value measurements. The guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Therefore, we have not yet adopted the guidance with respect to the roll forward activity in Level 3 fair value measurements. We have updated our disclosures to comply with the updated guidance, however, adoption of the updated guidance did not have an impact on our consolidated results of operations or financial position.

Multiple Deliverable Revenue Arrangements

In October 2009, the FASB issued a new accounting standard which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically, tangible products containing software and hardware that function together to deliver the tangible products’ essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple-element arrangements revenue recognition guidance discussed above. Both standards will be effective for us in the first quarter of 2011. Early adoption is permitted. We are currently evaluating the impact that the adoption of this standard may have on our consolidated financial statements.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with generally accepted accounting principles in the United States requires management to make assumptions, estimates and judgments that affect the amounts reported in the financial statements, including the notes thereto, and related disclosures of commitments and contingencies, if any. We consider our critical accounting policies to be those that require the most significant judgments and estimates in the preparation of our financial statements, including the following:

Basis of Consolidation

The consolidated financial statements of the Company and its subsidiaries are prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated in consolidation.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the United States, China, and Hong Kong, with a majority of those balances maintained in US dollars. Balances at financial institutions or Chinese state-owned banks are not covered by insurance. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal. A majority of the funds held in the United States are invested in one or more institutional money market funds.

Accounts Receivable, net

Accounts receivable are recognized and carried at the original invoice amount less an allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected uncollectibility of trade receivables. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when they become uncollectible.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of the net assets of the businesses acquired. Authoritative guidance requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments are required to estimate the fair value of a reporting unit including estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates. The Company will perform its impairment analysis annually during the third quarter of the fiscal year.

The Company’s two reporting units at the time of the annual goodwill impairment test, China Water and HWR, had reported goodwill balances of approximately $6.3 million and $7.3 million, respectively, as of September 30, 2010, or 1.9% and 2.1% of total assets as of September 30, 2010, respectively. The Company estimated the fair value of these reporting units as of July 31, 2010 (the “Valuation Date”) using the discounted cash flow method, which requires future values to be discounted to present values at the Valuation Date. This method involves the use of estimates and judgments, particularly related to cash flows and discount rates. The Company considers various factors when deriving the discount rates, including the risk-free interest rate available within the market, the industry average beta and market return. During the third quarter 2010, the Company performed a goodwill impairment analysis. The analysis did not result in an impairment charge as the estimated fair value of China Water and HWR exceed the carrying amount, including goodwill, by approximately 2% and 20%, respectively. If economic conditions deteriorate or other events adversely impact the business model and the related assumptions including revenue growth rates, projected cash flows, and discount rates, the Company’s goodwill impairment analysis could change.

Stock-Based Compensation

The estimated fair value of share-based awards exchanged for employee and non-employee director services are expensed over the requisite service period. Option awards issued to non-employees (excluding non-employee directors) are recorded at their fair value as determined in accordance with authoritative guidance, and are periodically revalued as the options vest and are recognized as expense over the related service period.

For purposes of calculating stock-based compensation, we estimate the fair value of stock options and shares issued under the Equity Incentive Plan using a Black-Scholes option-pricing model. The Black-Scholes option-pricing model was developed for use in estimating the fair value of short lived exchange traded options that have no vesting restrictions and are fully transferable. In addition, the Black-Scholes option-pricing model incorporates various and highly sensitive assumptions including expected volatility, expected term and interest rates. Stock-based compensation related to stock options is recognized and amortized on an accelerated basis in accordance with authoritative guidance. If there is a difference between the assumptions used in determining stock-based compensation expense and the actual factors which become known over time, specifically with respect to anticipated forfeitures, we may change the input factors used in determining stock-based compensation costs for future grants. These changes, if any, may materially impact our results of operations in the period such changes are made.

Accounting for the Impairment of Long-Lived Assets other than Goodwill

In accordance with authoritative guidance, the Company reviews the carrying value of intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset, if any, exceeds its fair market value. The Company’s amortizable intangible assets include registered trademarks, customer relationships, distribution networks and customer contracts acquired in the acquisitions of HWR and CVR. These costs are being amortized using the straight-line method over a weighted average estimated useful life of approximately 14 years.

Revenue Recognition

We recognize revenues in accordance with Staff Accounting Bulletin No. 104 and, accordingly, all of the following criteria must exist for revenues to be recognized: pervasive evidence of an arrangement exists; delivery has occurred or services have been rendered; the price to the buyer is fixed and determinable; and collectability is reasonably assured. The majority of our revenue results from sales contracts with direct customers and revenues are generated upon shipment of the goods.

All finished products for bottled water sales, now classified in discontinued operations, are delivered to customers directly from plant locations throughout the PRC. Finished product relating to the saltwater disposal and transport business consist of delivery of fresh water and saltwater, via independent truck haulers, through a water transport pipeline at the disposal wells or at saltwater storage facilities. Certain customers, limited to those under contract with us to utilize the pipeline, have an obligation to dispose of a minimum quantity (number of barrels) of saltwater over the contract period. Disposal rates are generally based on a fixed fee per barrel of disposal water. Revenue is recognized based on the number of barrels disposed upon delivery.

Foreign Currency Translation

The functional currency of the Company’s PRC subsidiaries is the RMB, which is not freely convertible into foreign currencies. We maintain our consolidated financial statements in US Dollars, the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency have been translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency have been translated into the functional currency at the exchange rates prevailing at the dates of the translations. Exchange gains or losses arising from foreign currency transactions have been included in the determination of net income for the respective periods.

The impact in actual US Dollars that foreign currency translation had on our balance sheets, statements of comprehensive loss and statements of changes in equity for the periods presented was $(114,000), $31,000 and $(1,000) in 2010, 2009 and 2008, respectively, as reported in the line item “Foreign currency translation (loss) gain” within other comprehensive loss in the statements of changes in equity for the respective periods presented. The impact that foreign currency translation had on our statements of cash flows was $96,000, $(101,000) and $91,000 in 2010, 2009 and 2008, respectively, as reported in the line item “Effect of change in foreign exchange rate on cash and cash equivalents” in the statements of cash flows for the respective periods. These foreign currency translation impacts related to the discontinued operations, which had RMB as its functional currency.

Use of Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures for contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Management makes these estimates using the best information available at the time the estimates are made; however, actual results could differ materially from those estimates.

Income Taxes

Significant management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. We have recorded a partial valuation allowance on our deferred tax assets as of December 31, 2010 due to uncertainties related to our ability to utilize all of our deferred tax assets in the foreseeable future. We assess the realization of our deferred tax assets by determining whether it is more likely than not that the Company’s deferred tax assets will be realizable in future periods. The ultimate realization of these assets are dependent on the generation of future taxable income sufficient to offset the related deductions and loss carry forwards with the applicable period, in which no assurance can be given.

Fair Value Measurements

The Company is required to disclose assets and liabilities subject to fair value measurements within a specified fair value hierarchy. The fair value hierarchy gives the highest priority to fair value measurements based on unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to fair value measurements derived through the use of unobservable inputs (Level 3 measurements). Assets and liabilities are classified within the fair value hierarchy, in their entirety, based on the lowest level input that is significant to the related fair value measurement. Determining where a particular asset or liability should be disclosed within the hierarchy involves judgment regarding the significance of inputs relative to a fair value measurement and where such inputs lie within the hierarchy. Furthermore, assets and liabilities that are not actively traded may have little or no price transparency. As such, estimating the fair value of Level 3 assets and liabilities (such as contingent consideration obligations) involves the use of significant subjective assumptions and judgments. We often employ a discounted cash flow model to help us estimate the fair value of our Level 3 assets and liabilities. Inputs to the model that involve a significant degree of judgment include estimating the amounts and timing of expected cash flows and determining a suitable discount rate.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Heckmann Corporation

We have audited the accompanying consolidated balance sheets of Heckmann Corporation and subsidiaries (the “Company”) as of December 31, 2009 and 2010, and the related consolidated statements of operations, comprehensive loss, changes in equity and cash flows for each of the years in the three-year period ended December 31, 2010. We also have audited the Company’s internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

As indicated in the accompanying Management’s Report on Internal Control Over Financial Reporting appearing under Item 9A(b) of the Company’s December 31, 2010 annual report on Form 10-K, management’s assessment of and conclusion on the effectiveness of internal control over financial reporting did not include a business acquisition during 2010 because it was not possible to conduct an assessment of the acquired business’s internal control over financial reporting in the period between the consummation date and the date of management’s assessment. The business comprises 21% and 12% of total assets and total revenue respectively, included in the consolidated financial statements of the Company as of and for the year ended December 31, 2010. Our audit of internal control over financial reporting of the Company also did not include an evaluation of the internal control over financial reporting of the acquired business.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heckmann Corporation and subsidiaries as of December 31, 2009 and 2010, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ GHP Horwath, P.C.

Denver, Colorado

March 14, 2011 (December 7, 2011 as to the effects of the discontinued operations presentation described in Notes 1 and 12).

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share data)

	December 31,
	2010	2009
ASSETS
Current Assets
Cash and cash equivalents	$80,752	$123,407
Certificates of deposit	11,830	10,513
Marketable securities	75,554	16,020
Accounts receivable, net of allowance of $1,232 and $0 at December 31, 2010 and 2009, respectively	13,616	1,182
Inventory, net	151	488
Prepaid expenses and other receivables	2,070	3,808
Income tax receivable	1,980	—
Other current assets	68	—
Current assets of discontinued operations	17,218	20,673

Total current assets	203,239	176,091

Property, plant and equipment, net	85,696	32,857
Marketable securities	14,619	86,638
Equity investments	7,628	7,182
Intangible assets, net	20,605	19,096
Goodwill	41,008	7,257
Other	94	—
Long-term assets of discontinued operations	28,364	35,868

TOTAL ASSETS	$401,253	$364,989

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets – (Continued)

(In thousands, except share and per share data)

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$7,238	$6,934
Deferred revenues	346	343
Accrued expenses	11,580	6,156
Current portion of long-term debt	11,221	—
Due to related parties	414	—
Deferred income taxes	—	178
Current liabilities of discontinued operations	23,823	27,559

Total current liabilities	54,622	41,170

Deferred income taxes	8,773	—
Long-term debt, less current portion	20,474	—
Other long-term liabilities	12,634	6,654
Long-term liabilities of discontinued operations	1,673	4,022
Commitments and contingencies
Equity
Preferred stock, $0.001 par value, 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.001 par value, 500,000,000 shares authorized; 127,489,387 shares issued and 114,180,184 shares outstanding at December 31, 2010; 125,282,740 shares issued and 108,750,650 shares outstanding at December 31, 2009	127	124
Additional paid-in capital	747,187	738,190
Purchased warrants	(6,844)	(4,810)
Treasury stock	(15,089)	(14,000)
Accumulated other comprehensive income	99	643
Accumulated deficit	(423,859)	(409,166)

Total equity of Heckmann Corporation	301,621	310,981

Noncontrolling interests	1,456	2,162

TOTAL EQUITY	303,077	313,143

TOTAL LIABILITIES AND EQUITY	$401,253	$364,989

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share data)

	Year ended December 31,
	2010	2009	2008
Revenue	$15,208	$3,820	$—
Cost of goods sold	11,337	2,100	—

Gross profit	3,871	1,720	—
Operating expenses:
General and administrative expenses	11,554	9,194	1,974
Pipeline start-up and commissioning	11,830	—	—

Total operating expenses	23,384	9,194	1,974

Loss from operations	(19,513)	(7,474)	(1,974)
Interest income, net	2,087	3,928	10,940
(Loss) income from equity investments	(689)	—	—
Other, net	4,411	149	(338)

(Loss) income before income taxes	(13,704)	(3,397)	8,628
Income tax benefit (expense)	3,404	80	(3,372)

(Loss) income from continuing operations	(10,300)	(3,317)	5,256
Loss from discontinued operations, net of income taxes	(4,393)	(392,078)	(20,173)

Net loss attributable to Heckmann Corporation	(14,693)	(395,395)	(14,917)
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	—	—	265

Net loss attributable to common stockholders	$(14,693)	$(395,395)	$(14,652)

Net earnings (loss) per share attributable to common stockholders
Basic:
Income (loss) from continuing operations	$(0.09)	$(0.03)	$0.07
Loss from discontinued operations	(0.05)	(3.58)	(0.27)

Net loss per share	$(0.14)	$(3.61)	$(0.20)

Diluted:
Income (loss) from continuing operations	$(0.09)	$(0.03)	$0.06
Loss from discontinued operations	(0.05)	(3.58)	(0.27)

Net loss per share	$(0.14)	$(3.61)	$(0.21)

Weighted average number of shares outstanding:
Basic	108,819,384	109,575,057	74,853,651

Diluted	108,819,384	109,575,057	89,907,431

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Comprehensive Loss

(In thousands)

	Year ended December 31,
	2010	2009	2008
Net loss attributable to common stockholders	$(14,693)	$(395,395)	$(14,652)
Add back: comprehensive (loss) income attributable to the noncontrolling interest	—	(143)	177
Deferred interest income, net of taxes, attributable to common stockholders subject to possible redemption	—	—	(265)

Net loss	(14,693)	(395,538)	(14,740)

Other comprehensive income, net of tax:
Foreign currency translation (loss) gain	(114)	31	(1)
Reclassification of net gains from sales available for sale securities included in earnings	(311)	—	—
Unrealized (loss) gain on available-for-sale securities	(119)	523	90

Total other comprehensive (loss) income, net of tax	(544)	554	89

Comprehensive loss, net of tax	(15,237)	(394,984)	(14,651)
Comprehensive loss (income) attributable to noncontrolling interest	—	143	(177)

Comprehensive loss attributable to Heckmann Corporation	$(15,237)	$(394,841)	$(14,828)

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Equity

For the years ended December 31, 2010, 2009 and 2008

(In thousands, except share data)

		Heckmann Corporation Shareholders
		Common Stock		Additional Paid-In Capital	Purchased Warrants		Treasury Stock		Retained Earnings (Accumulated deficit)	Accumulated Other Comprehensive Income	Non-controlling Interests
	Total	Number	Amount		Number	Amount	Number	Amount
Balance at December 31, 2007	$281,125	67,646,800	$67	$280,177	—	—	—	—	$881	—	—
Repurchase of shares from dissenting stockholders, net of tax	(8,119)	(1,021,695)	(1)	(8,118)							—
Deferred interest income, net of taxes, attributable to common stock subject to possible redemption	265								265		—
Issuance of common stock related to the China Water and Drinks Inc. acquisition, net of offering costs (including 16,532,100 shares issued and held in escrow see Note 3)	359,971	59,981,218	60	357,243							$2,668
Common stock previously subject to possible redemption	128,418			128,418							—
Purchase of warrants	(405)				405,400	$(405)					—
Comprehensive loss:
Net (loss) income	(14,740)								(14,917)		177
Unrealized gains from available for sale securities	90									$90	—
Foreign currency translation loss	(1)									(1)	—

Comprehensive loss	(14,651)										—

Balance at December 31, 2008	746,604	126,606,323	126	757,720	405,400	(405)	—	—	(13,771)	89	2,845

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Equity—(Continued)

For the years ended December 31, 2010, 2009 and 2008

(In thousands, except share data)

		Heckmann Corporation Shareholders
		Common Stock		Additional Paid-In Capital	Purchased Warrants		Treasury Stock		Retained Earnings (Accumulated deficit)	Accumulated Other Comprehensive Income	Non-controlling Interests
	Total	Number	Amount		Number	Amount	Number	Amount
Balance at December 31, 2008	746,604	126,606,323	126	757,720	405,400	(405)	—	—	(13,771)	89	2,845
Purchase of treasury stock	(14,000)						13,032,098	$(14,000)			—
3,361,000 common shares canceled in connection with Settlement and Release Agreement (Note 11)	(28,031)	(3,361,000)	(3)	(28,028)	—	—	—	—	—	—	—
1,576,577 common shares issued in connection with the Charis/Greer/Silversword acquisition (Note 3)	6,101	1,576,577	1	6,100	—	—	—		—	—	—
Issuance of stock to employees and consultants (Note 10)	1,567	260,840	—	1,567	—	—	—		—	—	—
Purchase of warrants	(4,405)	—	—	—	6,166,696	(4,405)	—		—	—	—
Noncontrolling interest in acquired company (Note 3)	672	—	—	—	—	—	—	—	—	—	672
Deconsolidation of Shen Yang Aixin (Note 4)	(1,212)	—	—	—	—	—	—	—	—	—	(1,212)
Issuance of 200,000 common shares in connection with Settlement and Release Agreement (Note 11)	831	200,000		831	—	—	—		—	—	—
Comprehensive loss:
Net loss	(395,538)	—	—	—	—	—	—	—	(395,395)	—	(143)
Unrealized gains from available for sale securities	523	—	—	—	—	—	—	—	—	523	—
Foreign currency translation gain	31	—	—	—	—	—	—	—	—	31	—

Comprehensive loss	(394,984)

Balance at December 31, 2009	313,143	125,282,740	124	738,190	6,572,096	(4,810)	13,032,098	(14,000)	(409,166)	643	2,162

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Changes in Equity—(Continued)

For the years ended December 31, 2010, 2009 and 2008

(In thousands, except share data)

		Heckmann Corporation Shareholders
		Common Stock		Additional Paid-In Capital	Purchased Warrants		Treasury Stock		Retained Earnings (Accumulated deficit)	Accumulated Other Comprehensive Income	Non-controlling Interests
	Total	Number	Amount		Number	Amount	Number	Amount
Balance at December 31, 2009	313,143	125,282,740	124	738,190	6,572,096	(4,810)	13,032,098	(14,000)	(409,166)	643	2,162
Purchase of treasury stock for cash	(1,089)	—	—	—	—	—	276,465	(1,089)	—	—	—
Purchase of warrants for cash	(2,034)	—	—	—	4,759,101	(2,034)	—	—	—	—	—
Issuance of common stock in connection with the Complete Vacuum & Rental acquisition (Note 3)	7,773	2,008,562	2	7,771	—	—	—		—	—	—
Issuance of stock to employees and consultants (Note 10)	967	—	1	966	—	—	—		—	—	—
Exercise of warrants for cash	66	11,000	—	66	—	—	—	—	—	—	—
Issuance of 138,335 common shares in connection with May 9, 2009 equity grant		138,335	—		—	—	—	—	—	—	—
Exercise of stock options for cash	194	48,750		194
Divestiture of Harbin (Note 3)	(706)	—	—	—	—	—	—	—	—	—	(706)
Comprehensive loss:
Net loss	(14,693)	—	—	—	—	—	—	—	(14,693)	—	—
Unrealized gains from available for sale securities	(119)	—	—	—	—	—	—	—	—	(119)	—
Reclassification of net gains included in net income	(311)	—	—	—	—	—	—	—	—	(311)	—
Foreign currency translation loss	(114)	—	—	—	—	—	—	—	—	(114)	—

Comprehensive loss	(15,237)

Balance at December 31, 2010	$303,077	127,489,387	$127	$747,187	11,331,197	$(6,844)	13,308,563	$(15,089)	$(423,859)	$99	$1,456

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

	00000000	00000000	00000000
	For the year ended December 31,
	2010	2009	2008
Operating activities
Net loss	$(14,693)	$(395,595)	$(14,917)
Adjustments to reconcile net loss to net cash used in operating activities:
Loss from discontinued operations	4,393	392,078	20,173
Interest earned on cash and cash equivalents held in trust	—	—	(1,256)
Depreciation	3,365	598	—
Amortization	1,240	108	—
Stock-based compensation	966	2,894	—
Impairment of property, plant and equipment	621	—	—
Bad debt expense	94	—	—
Loss (income) from equity investments	689	—	(8)
Change in fair value of contingent consideration	(3,770)	—	—
Other	885		(3)
Changes in operating assets and liabilities, net of business acquisitions and purchase price adjustments (Note 3):
Accounts receivable	(241)	(1,191)	—
Inventory	337	12	—
Deposits	—	—	(294)
Prepaid expenses and other receivables	2,285	(147)	(214)
Accounts payable and accrued expenses	1,909	(1,131)	(334)
Deferred revenues	(573)	—	—
Income tax payable	262	(234)	(1,243)
Other assets	(1,122)	(1,000)	—

Net cash provided by (used in) operating activities from continuing operations	(3,353)	(3,608)	1,904
Net cash used in operating activities from discontinued operations	(749)	(2,440)	(21,183)

Net cash used in operating activities	(4,102)	(6,048)	(19,279)

Investing activities

Payments made in connection with acquisition of China Water (Note 3)	—	—	(48,337)
Payments made in connection with HWR acquisition, no cash acquired (Note 3)	—	(16,566)	—
Cash paid for equity investment	—	(7,182)	—
Investment in joint venture	(1,135)	—	—
Payments made in connection with CVR acquisition, net of cash acquired of $1,024 (Note 3)	(28,635)	—	—
Purchase of available-for-sale securities	(157,478)	(148,194)	(38,501)
Proceeds from sale of available-for-sale securities	168,392	85,153	—
Purchase of certificates of deposit	(1,367)	—	(10,000)
Purchase of property plant and equipment	(17,443)	(19,970)	—
Cash released from trust account	—	—	403,215

Net cash (used in) provided by investing activities of continuing operations	(37,666)	(106,759)	306,377
Net cash used in investing activities of discontinued operations	(537)	(16,025)	(1,109)

Net cash (used in) provided by investing activities	(38,203)	(122,784)	305,268

HECKMANN CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows—(Continued)

(In thousands)

	For the year ended December 31,
	2010	2009	2008
Financing activities
Payment on long term debt agreements	(193)	—	—
Cash paid to repurchase warrants	(2,034)	(4,405)	(405)
Cash paid to purchase treasury stock	(1,088)	(14,000)	—
Cash proceeds from exercise of warrants	66	—	(4,859)
Cash proceeds from exercise of stock options	194	—	—
Proceeds from note payable	1,418	—	—

Net cash used in financing activities of continuing operations	(1,637)	(18,405)	(5,264)
Net cash provided by (used in) financing activities of discontinued operations	(992)	1,705	(5)

Net cash used in financing activities	(2,629)	(16,700)	(5,269)

Net (decrease) increase in cash	(44,934)	(145,532)	280,720
Cash and cash equivalents—beginning of period	136,050	281,683	872
Effect of change in foreign exchange rate on cash and cash equivalents	96	(101)	91

Cash and cash equivalents—end of period	$91,212	$136,050	$281,683

Less: cash and cash equivalents of discontinued operations at end of year	10,460	12,643	11,489

Cash and cash equivalents of continuing operations at end of year	$80,752	$123,407	$270,194

Non-cash investing and financing activities
Deferred underwriting discounts and commissions paid from Trust account	$—	$—	$(19,482)
Common stock issuances for business acquisitions	$7,773	$6,101	$359,971
Repurchase of shares from dissenting shareholders paid from Trust account	$—	$—	$(8,119)
Supplemental cash flow information:
Cash paid for interest	$(106)	$(17)	$—
Cash paid for income taxes	$(389)	$(143)	$(5,377)

The accompanying notes are an integral part of these consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

For the years ended December 31, 2010, 2009 and 2008

Note 1—Organization and Nature of Business Operations

Heckmann Corporation (the “Company”) was incorporated in Delaware on May 29, 2007 as a blank check company whose objective was to acquire, through a merger, stock exchange, asset acquisition, reorganization or similar business combination, one or more operating businesses. On May 19, 2008, Heckmann Corporation and Heckmann Acquisition II Corp., a Delaware corporation and the Company’s wholly-owned subsidiary (“Acquisition Sub”), entered into an agreement and plan of merger and reorganization with China Water and Drinks, Inc., a Nevada corporation (“China Water”). China Water and subsidiaries is engaged in the manufacture of bottled water products and operates seven bottled water production plants in the People’s Republic of China (“PRC” or “China”). China Water produces and markets bottled water products under the brand name “Darcunk” and “Grand Canyon” to distributors throughout China, and supplies bottled water products to beverage and servicing companies in the industry. On October 30, 2008, the Company and Acquisition Sub completed the acquisition of China Water pursuant to a merger agreement, as amended, with Acquisition Sub remaining as the surviving entity. Substantially all activities through October 30, 2008 related to the Company’s formation, initial public offering (the “Offering”) and efforts to identify prospective target businesses. Prior to October 30, 2008 the Company was in the development stage. For accounting purposes the acquisition has been treated as a business purchase combination, with the results of China Water included in the consolidated financial statements subsequent to the acquisition date (Note 3).

On July 1, 2009, the Company’s wholly-owned subsidiary, Heckmann Water Resources Corporation, a Texas corporation (“HWR”), completed the purchase of the limited liability company interests of Charis Partners, LLC, a Texas limited liability company, and substantially all of the assets of Greer Exploration Corporation, a Louisiana corporation, and Silversword Partnerships, each a Texas limited partnership, pursuant to an asset purchase agreement dated April 22, 2009. The business acquired under the agreement is a multi-modal saltwater disposal, treatment and pipeline transportation business in Texas and Louisiana serving customers seeking to dispose of saltwater and frac fluid generated in their oil and gas operations (the “Saltwater Disposal and Transport Business”) (Note 3).

On February 4, 2010, the Company announced a joint venture with Energy Transfer Partners, L.P. (NYSE: ETP). The joint venture is a 50/50 partnership and operates under the name Energy Transfer Water Solutions, JV, LLC, a joint venture between Heckmann Corporation and Energy Transfer partners, L.P. The joint venture is to develop water pipeline infrastructure and treatment solutions for oil and gas producers in the Marcellus and Haynesville Shale fields, and potentially other areas within the states of New York, Pennsylvania, Ohio, West Virginia, Virginia, Tennessee, Kentucky, Texas, and Louisiana. The Company’s 50% interest in the joint venture is held through Heckmann Water Solutions, LLC (“HWS”).

On November 30, 2010, the Company purchased all of the outstanding equity interests of Complete Vacuum and Rental, Inc. (“CVR”), a company that operates an oilfield waste transportation and disposal business with a fleet of vacuum trucks, winch trucks and frac tanks operating from terminals in east Texas, northwest Louisiana and central Arkansas and a network of six deep injection disposal wells located in east Texas. The acquisition of CVR allows the Company to provide a full range of produced water transportation and disposal solutions to natural gas operators operating in the region surrounding HWR’s existing 50-mile wastewater transportation pipeline, including a large transportation fleet and deep-injection disposal wells.

Disposition of the Bottled Water Products Business

On September 30, 2011, the Company completed the disposition (through sale and abandonment) of the bottled water products business and operations of China Water (the “Bottled Water Business”) (see Note 12 – Discontinued Operations). The disposition of the Bottled Water Business is described in greater detail in Items 1.01 and 2.01 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2011. The Bottled Water Business has, for all periods presented herein, been reported as discontinued operations for financial reporting purposes. Through September 30, 2011, the Company had two reportable segments, which are referred to as water solutions for energy development and bottled water products. As a result of the sale and abandonment, the financial information for China Water and its subsidiaries have been reclassified as discontinued operations for all periods presented and, accordingly, the Company now has only one reportable segment, water solutions for energy development.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Note 2—Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts, transactions, and profits are eliminated in consolidation.

Economic and Political Risks

A significant portion of the Company’s operations, now classified in discontinued operations, were conducted in the PRC. The operations in the PRC are subject to special considerations and significant risks not typically associated with companies in North America and Western Europe. These include risks associated with, among others, the political, economic and legal environment and foreign currency exchange.

Seasonality

The Bottled Water Business, now classified in discontinued operations, typically experiences higher sales of bottled water in the summer time in coastal cities while sales remain constant throughout the entire year in certain inland cities. In general, our sales are higher in the second and third quarters of the year when the weather tends to be hot and dry, and lower in the first and fourth quarters when the weather tends to be cold and wet. Sales, however, may also fluctuate throughout the year for other reasons, such as the timing of our advertising and promotional campaigns.

Our water solutions for energy development business segment is impacted by seasonal factors. Generally, our business is negatively impacted during the winter months due to inclement weather, fewer daylight hours and holidays. During periods of heavy snow, ice or rain, we may not be able to move our trucks and equipment between locations, thereby reducing our ability to provide services and generate revenues. As we continue to construct pipelines and accept a greater portion of our total water deliveries directly into pipelines connected to the operational sites of our customers, we expect that weather will have less of an impact on our revenues.

Equity Investments

Investee entities in which we can exercise significant influence, but not control, are accounted for under the equity method of accounting. Whether we exercise significant influence with respect to an investee depends on an evaluation of several factors, including, among others, representation on the company’s board of directors and an ownership level of, generally, 20% to 50% of the voting securities of the company, including voting rights associated with our holdings in common, preferred and other convertible instruments of the company. Under the equity method of accounting, our share of the earnings or losses of these companies is included in non-operating income (loss) section of the consolidated statements of operations. A loss in value of an investment that is other than a temporary decline is recognized as a charge to the consolidated statements of operations. Evidence of a loss in value might include, but would not necessarily be limited to, absence of an ability to recover the carrying amount of the investment or inability of the investee to sustain an earnings capacity that would justify the carrying amount of the investment.

Equity investments in companies over which the Company has no ability to exercise significant influence are accounted for under the cost method.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include allowance for doubtful accounts, valuation of long-lived assets including identifiable intangibles and goodwill, stock based compensation, contingencies and litigation. In the future, the Company may realize actual results that differ from the current reported estimates and if the estimates that the Company has used change in the future, such changes could have a material impact on the Company’s consolidated financial statements.

Foreign Currency Translation

The functional currency of the Company’s PRC subsidiaries, which composed the bottled water products segment, now classified in discontinued operations, is the Chinese Renminbi, (“RMB”). The RMB is not freely convertible into foreign currencies. The functional currency of the Company’s bottled water products BVI subsidiary and its Hong Kong subsidiaries is the Hong Kong Dollar (“HKD”). The Company’s PRC, BVI and Hong Kong bottled water products subsidiaries’ financial statements were maintained in their functional currency.

Monetary assets and liabilities denominated in currencies other than the functional currency have been translated into the functional currency at rates of exchange prevailing at the balance sheet date. Transactions denominated in currencies other than the functional currency have been translated into the functional currency at the exchange rates prevailing at the dates of the transactions. Exchange gains or losses arising from foreign currency transactions have been included in the determination of net income for the respective periods.

The Company has adopted the United States Dollar as its reporting currency. The financial statements of the Company’s foreign subsidiaries have been translated into United States Dollars (“USD”) using year-end rates of exchange for assets and liabilities and rates of exchange that approximate the rates in effect at the transaction date for revenues, expenses, gains and losses. Amounts classified in stockholders’ equity have been translated at historical exchange rates. The resulting translation adjustments are not included in determining net income, but have been included in foreign exchange adjustment recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity.

Translation rates applied are as follows:

	December 31, 2010	December 31, 2009	December 31, 2008
Year end RMB : USD exchange rate	6.612	6.863	6.854
Year average RMB : USD exchange rate	6.778	6.841	6.854
Year end HKD : USD exchange rate	7.783	7.755	7.750
Year average HKD : USD exchange rate	7.770	7.752	7.751

The RMB is not freely convertible into foreign currency and all foreign exchange transactions must take place through authorized institutions. No representation is made that the RMB amounts could have been, or could be, converted into USD at the rates used in translation.

Subsequent to December 31, 2010, the RMB foreign exchange rates continued to experience a rise against the USD. Through March 1, 2011, the RMB: USD ratio ranged from a high of 6.834 to a low of 6.564, closing at 6.742 at March 1, 2011.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Concentrations of Customer and Supplier Risk

Two of the Company’s customers in the water solutions for energy development segment comprised 12% and 12%, respectively, of total consolidated accounts receivable at December 31, 2010. None of the Company’s customers comprised 10% or more of accounts receivable at December 31, 2009. One customer in the Company’s bottled water products segment, now classified in discontinued operations, comprised 46% and 57% of total consolidated revenues for the years ended December 31, 2010 and 2009, respectively, and two customers in the Company’s bottled water products segment comprised 12% and 10% of post-acquisition revenues for the period from October 31, 2008 through December 31, 2008. The Company did not have any customers prior to its acquisition of China Water. The Company purchased 30%, 73% and 47% of its raw materials, for the bottled water products segment, from five vendors during each of the years ended December 31, 2010 and 2009 and the post-acquisition period from October 31, 2008 through December 31, 2008, respectively. The Company believes that alternative vendors could be secured without interruption to operations. The Company did not make raw materials purchases prior to its acquisition of China Water.

Cash and Cash Equivalents

The Company considers all highly liquid investments with original maturities of three months or less when purchased to be cash equivalents. The Company maintains bank accounts in the United States, (as well as China and Hong Kong through September 30, 2011), with a majority of those balances maintained in USD. Balances held in accounts at PRC state-owned banks are not covered by insurance. The Company has not experienced any historical losses in such accounts and believes that the risk of any loss is minimal. A majority of the funds held in the United States are invested in one or more institutional money market funds.

Marketable Securities

All of the Company’s investments in marketable securities are classified as available-for-sale. These marketable securities are stated at fair value with any unrealized gains or losses recorded in accumulated other comprehensive income (loss), a component of stockholders’ equity, until realized. Other-than-temporary declines in market value from original cost are included in the current year’s operations. In determining whether an other-than-temporary decline in the market value has occurred, our Company considers the duration that, and extent to which, fair value of the investment is below its cost. Realized gains and losses are also included in non-operating income and expense on the consolidated statements of operations.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Accounts Receivable, net

Accounts receivable are recognized and carried at the original invoice amount less an allowance for any uncollectible amounts. The Company provides an allowance for doubtful accounts to reflect the expected uncollectibility of trade receivables. Inherent in the assessment of the allowance for doubtful accounts are certain judgments and estimates including, among others, the customer’s willingness or ability to pay, the effect of general economic conditions and the ongoing relationship with the customer. Accounts with outstanding balances longer than the payment terms are considered past due. The Company writes off trade receivables when they become uncollectible. As of December 31, 2010 and 2009, the allowance for doubtful accounts was approximately $1.2 million and $0.0 million, respectively. The table below sets forth a roll forward of the Company’s allowance for doubtful accounts for each period in which an audited income statement is presented (in thousands):

	Year ended December 31
	2010	2009	2008
Balance at beginning of period	$—	$—	$—
Additions: Bad debt expense	94	—	—
Acquisition of CVR	1,138	—	—

Balance at end of period	$1,232	$—	$—

Inventories, net

Inventories consist of replacement parts and are stated at the lower of cost or net realizable value. Cost is determined on a weighted-average cost method. Net realizable value is the estimated selling price in the ordinary course of business less the estimated cost of completion and the estimated costs necessary to make the sale. As of December 31, 2010 and 2009 inventories were comprised of approximately $0.2 million and $0.5 million of replacement parts, respectively. The Company performs an analysis of slow-moving or obsolete inventory periodically and any necessary valuation reserves, are included in the period in which the evaluations are completed. Management determined that no reserve for obsolete inventory was necessary at December 31, 2010 and 2009.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Property, Plant and Equipment, net

Property, plant and equipment are recorded at cost and depreciated using the straight-line method over the estimated useful lives of the assets. Additions and major replacements or betterments are added to the assets at cost. Maintenance and repair costs and minor replacements are charged to expense when incurred. When assets are replaced or otherwise disposed, the cost and accumulated depreciation are removed from the accounts and the gains or losses, if any, are reflected in the consolidated statement of operations. Gains or losses on the disposal of such assets are included in the consolidated statements of operations.

Subsequent to the completion of the 50-mile pipeline in February 2010, HWR incurred significant costs for pipeline start up, commissioning and pipeline integrity testing. As a result, during the year ended December 31, 2010, the Company recorded start up and commissioning expenses of approximately $11.8 million within operations.

Depreciation is computed using the following estimated useful lives:

Buildings	20-25 years
Motor vehicles	5-10 years
Pipelines	30 years
Office equipment	5-10 years
Machinery and equipment	3-15 years

Goodwill and Other Intangible Assets, net

Goodwill represents the excess of the purchase price over the fair value of the net assets of the businesses acquired. Authoritative guidance requires that goodwill be tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests when circumstances indicate that the recoverability of the carrying amount of goodwill may be in doubt. Application of the goodwill impairment test requires judgment, including the identification of reporting units, assigning assets and liabilities to reporting units, assigning goodwill to reporting units, and determining the fair value. Significant judgments are required to estimate the fair value of a reporting unit including estimating future cash flows, determining appropriate discount rates and other assumptions. Changes in these estimates and assumptions or the occurrence of one or more confirming events in future periods could cause the actual results or outcomes to materially differ from such estimates and could also affect the determination of fair value and/or goodwill impairment at future reporting dates. The Company performs its impairment annually during the third quarter of each fiscal year. The analysis completed in the third quarter of 2010 did not result in an impairment charge. During the year ended December 31, 2009, the Company recorded an impairment charge of $357.5 million related to its acquisition of China Water, which is included in discontinued operations. As of December 31, 2010, remaining goodwill of our China Water acquisition of $6.3 million is included in long-term assets of discontinued operations.

The Company’s amortizable intangible assets include customer relationships acquired in the acquisitions of HWR and CVR (Note 7). These costs are being amortized using the straight-line method over a weighted average estimated useful life of approximately 14 years.

Accounting for the Impairment of Long-Lived Assets other than Goodwill

In accordance with authoritative guidance, the Company reviews the carrying value of intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparison of their carrying amounts to the undiscounted cash flows that the asset or asset group is expected to generate. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset, if any, exceeds its fair market value.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Income Taxes

Deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period-end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount that will more likely than not be realized.

The Company’s policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense. The Company does not have any accrued interest or penalties associated with any unrecognized tax benefits, nor was any interest expense related to unrecognized tax benefits recognized for the years ended December 31, 2010, 2009 or 2008.

Retirement Benefits

PRC regulations mandate companies to contribute funds into the national retirement system managed by the government, which benefits qualified employees based on where they were born within the country. The Company records any required contribution as payroll tax expense. The Company provides no other retirement benefits to its employees. The Company recorded approximately $158,000, $136,000 and $23,000 of retirement benefits expense for the years ended December 31, 2010, 2009 and the post-acquisition period from October 31, 2008, the date the Company acquired China Water, through December 31, 2008, respectively, which is included in discontinued operations. The Company did not have any retirement benefits expense prior to its acquisition of China Water.

Revenue Recognition

Revenues are recognized when finished products are delivered to customers and all of the following have occurred (i) both title and the risks and benefits of ownership are transferred; (ii) persuasive evidence of an arrangement with the customer exists; (iii) the price is fixed and determinable; and (iv) collection is reasonably assured.

All finished products for bottled water sales, now classified in discontinued operations, are delivered to customers directly from plant locations throughout the PRC. Finished product relating to the saltwater disposal and transport business consist of delivery of saltwater, via independent truck haulers, through a water transport pipeline at the disposal wells or at saltwater storage facilities. Certain customers, limited to those under contract with the Company to utilize the pipeline, have an obligation to dispose of a minimum quantity (number of barrels) of saltwater over the contract period. Disposal rates are generally based on a fixed fee per barrel of disposal water. Revenue is recognized based on the number of barrels disposed upon delivery.

Taxes Collected From Customers and Remitted to Governmental Authorities

Revenues are recorded net of taxes collected from customers and remitted to governmental authorities.

Shipping and Handling Costs

In accordance with authoritative guidance, shipping and handling costs incurred in bringing finished products or raw materials to our warehouses are capitalized as part of inventory and relieved in cost of sales when a sale occurs. The Company does not bill customers for shipping and handling costs. Shipping and handling costs related to the movement of finished goods from the Company’s warehouses to the customer locations are reflected in selling, general and administrative expenses. Shipping and handling costs amounted to approximately $362,000, $1,206,500 and $137,500 for the years ended December 31, 2010, 2009 and the post-acquisition period from October 31, 2008, the date of the Company’s acquisition of China Water, through December 31, 2008, respectively, which is included in discontinued operations. Prior to the Company’s acquisition of China Water, its shipping and handling costs were de minimis.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Earnings Per Share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income (loss) applicable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS is based upon the weighted average number of common shares outstanding during the period plus the additional weighted average common equivalent shares during the period. Common equivalent shares result from the assumed exercises of outstanding warrants, the proceeds of which are then assumed to have been used to repurchase outstanding shares of common stock. Inherently, stock warrants are deemed to be anti-dilutive when the average market price of the common stock during the period is less than the exercise prices of the stock warrants. At December 31, 2010, 2009 and 2008, the Company’s dilutive securities include 67,961,585, 71,493,593 and 76,973,621 of warrants and options exercisable for common stock. Dilutive securities have been omitted from the computation of dilutive loss per share for the years ended December 31, 2010 and 2009 because the effect would be anti-dilutive. For the year ended December 31, 2008, 15,053,780, of the warrants were dilutive using the “if converted” method for the purposes of computing diluted income per share from continuing operations.

For the purpose of the computation of earnings per share, shares issued in connection with acquisitions that are returnable are considered contingently returnable shares and although classified as issued, are not included in the basic weighted average number of shares outstanding until all necessary conditions are met that no longer cause the shares to be contingently returnable. These contingently returnable shares are included in the diluted weighted average number of shares as of the beginning of the period in which the conditions were satisfied (or as of the date of the agreement, if later). Accordingly, excluded from the computation of basic EPS are 5,437,132, 3,500,000, and 16,532,100 contingently returnable shares held in escrow as of December 2010, 2009 and 2008, respectively.

Restructuring and Exit Activities

Restructuring and exit activities generally include significant actions involving employee-related termination costs, contract termination charges and other charges associated with such actions. Employee-related termination charges are based upon distributed employment policies and substantive severance plans and are reflected in the quarter in which management approves the associated actions. Employee-related amounts for which affected employees are required to render service in order to receive benefits at their termination dates are measured at the date such benefits were communicated to the applicable employees and recognized as expense over the employees’ remaining service periods. Contract termination and other charges primarily reflect costs to terminate a contract before the end of its term (measured at fair value at the time the Company provides notice to the counterparty) or costs that will continue to be incurred under the contract for its remaining term without economic benefit to the Company. During the third quarter of 2009, management approved and committed to undertake certain restructuring actions relating to the Beijing facility. These plans were undertaken, in part, to improve the operational capabilities of China Water, which is now classified as discontinued operations. Costs expected to be incurred relating to these actions primarily include employee-related termination costs of $0.1 million and contract termination costs of $0.4 million. The workforce reductions were completed as of December 31, 2009. The Company does not expect to recognize any significant costs relating to this restructuring action subsequent to the year ended December 31, 2010.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Reclassifications and Comparability

Certain reclassifications have been made to prior periods’ financial statements in order to conform them to the current period’s presentation.

Comprehensive Income

Unrealized gains and losses on the Company’s available-for-sale securities and foreign currency translation adjustments are included in comprehensive income (loss).

Fair Value of Financial Instruments

The carrying amounts of the Company’s cash and cash equivalents, certificates of deposit, marketable securities, accounts receivable and accounts payable approximate fair value due to the short-term nature of these instruments. The Company’s long-term debt, secured by various properties, bears interest at rates commensurate with market rates and therefore management believes carrying values approximate fair values. The fair value of amounts due from and to related parties is not practicable to estimate due to the related party nature of the underlying transactions (see Note 6 – Property, Plant and Equipment, net).

Recently Issued Accounting Pronouncements

Consolidation of Variable Interest Entities—Amended

Effective January 1, 2010, the Company adopted the revised authoritative guidance that, among other things, requires a qualitative rather than a quantitative analysis to determine the primary beneficiary of a variable interest entity (“VIE”), which amends previous guidance for consideration of related party relationships in the determination of the primary beneficiary of a VIE, amends certain guidance for determining whether an entity is a VIE, requires continuous assessments of whether an enterprise is the primary beneficiary of a VIE, and requires enhanced disclosures about an enterprise’s involvement with a VIE. The adoption of this guidance did not have a material impact on the Company’s consolidated financial position, results of operations or cash flows.

Fair Value Measurements Disclosures

Effective January 1, 2010, the Company adopted the Financial Accounting Standards Board (“FASB”) updated guidance related to fair value measurements and disclosures, which requires a reporting entity to disclose separately the amounts of significant transfers in and out of Level 1 and Level 2 fair value measurements and to describe the reasons for the transfers. In addition, in the reconciliation for fair value measurements using significant unobservable inputs, or Level 3, a reporting entity should disclose separately information related to purchases, sales, issuances and settlements to be included in the roll forward of activity. The updated guidance also requires that an entity should provide fair value measurement disclosures for each class of assets and liabilities, and disclosures about the valuation techniques and inputs used to measure fair value for both recurring and non-recurring Level 2 and Level 3 fair value measurements. The guidance is effective for interim or annual financial reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances and settlements in the roll forward activity in Level 3 fair value measurements, which are effective for fiscal years beginning after December 15, 2010 and for interim periods within those fiscal years. Therefore, the Company has not yet adopted the guidance with respect to the roll forward activity in Level 3 fair value measurements. The Company has updated its disclosures to comply with the updated guidance, however, adoption of the updated guidance did not have an impact on the Company’s consolidated results of operations or financial position.

Multiple Deliverable Revenue Arrangements

In October 2009, the FASB issued a new accounting standard which provides guidance for arrangements with multiple deliverables. Specifically, the new standard requires an entity to allocate consideration at the inception of an arrangement to all of its deliverables based on their relative selling prices. In the absence of vendor-specific objective evidence or third-party evidence of the selling prices, consideration must be allocated to the deliverables based on management’s best estimate of the selling prices. In addition, the new standard eliminates the use of the residual method of allocation. In October 2009, the FASB also issued a new accounting standard which changes revenue recognition for tangible products containing software and hardware elements. Specifically, tangible products containing software and hardware that function together to deliver the tangible products’ essential functionality are scoped out of the existing software revenue recognition guidance and will be accounted for under the multiple-element arrangements revenue recognition guidance discussed above. Both standards will be effective for the Company in the first quarter of 2011. Early adoption is permitted. The Company is currently evaluating the impact that the adoption of this standard may have on its consolidated financial statements.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Note 3—Business Acquisitions

Acquisition of Complete Vacuum and Rental, Inc.

On November 30, 2010 (the “Closing Date”), the Company purchased 100% of the outstanding equity interests of CVR, a company that operates an oilfield waste transportation and disposal business with a fleet of vacuum trucks, winch trucks and frac tanks operating from terminals in east Texas, northwest Louisiana and central Arkansas and a network of six deep injection disposal wells located in east Texas.

The initial purchase price was $37.4 million consisting of cash in the amount of $29.6 million and the issuance of 2,008,562 shares of the Company’s common stock (valued at approximately $7.8 million based on the market price of the Company’s common stock as of the Closing Date).

In addition to the initial purchase price, the Company may make additional payments to CVR’s former shareholders upon the achievement of certain EBITDA targets for each of fiscal years 2011, 2012 and 2013, in which CVR achieves targeted EBITDA of $20.0 million per year. The Company is to pay CVR’s former shareholders an additional $2.0 million plus one-half of the amount by which EBITDA exceeds $20.0 million for the relevant fiscal year (the “Earn-Out Payments”). The Earn-Out Payments are to be paid in a combination of 70% cash and 30% of the Company’s common stock, up to an aggregate maximum amount equal to $12.0 million in total. The specific number of shares of the Company’s common stock to be included in each Earn-Out Payment shall be computed as the average of the closing sales price of the Company’s common stock on the New York Stock Exchange for the 10 trading days immediately prior to the issuance of the shares.

Purchase Price

The acquisition was recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations.

The preliminary purchase price was determined as follows (in thousands):

Cash paid	$29,659
Market value of Company common stock issued on the Closing Date	7,773
Contingent consideration, due on achieving milestones	9,584

Total preliminary purchase price	$47,016

The stock portion of the preliminary purchase price includes 2,008,562 shares of the Company’s common stock to CVR’s former shareholders and certain employees. These securities were issued pursuant to the exemption from registration provided by Section 4(2) of the United States Securities Act of 1933, as amended. There were no underwriters employed in connection with the issuance of these securities.

The fair value of the contingent consideration at the Closing Date was determined to be approximately $9.6 million using a probability-weighted discounted cash flow model. This fair value measurement is based on significant inputs not observable in the market and thus represents a Level 3 measurement as defined in the authoritative guidance for fair value measurements. The key assumptions in applying this approach were the discount rate and the probability assigned to the performance targets being achieved. In accordance with the authoritative guidance for business combinations, the contingent consideration is considered to be a liability and accordingly will be subject to further valuation and remeasurement at interim reporting dates with any changes recognized in earnings.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

The allocation of the purchase price is based on management’s and its independent valuation advisors’ determination of the fair value of tangible and intangible assets acquired and liabilities assumed as of the Closing Date. The following table summarizes the allocation of the purchase price (in thousands):

	Estimated Fair Value	Estimated Useful Life
Cash	$1,024
Accounts receivable	12,283
Other assets	1,132
Fixed assets	44,976	Various
Customer relationships	2,610	8 years
Disposal permits	137	10 years
Goodwill	33,751

Total assets	$95,913

Accounts payable and accrued liabilities	$(9,991)
Deferred income tax liabilities	(9,316)
Other liabilities	(29,590)

Total liabilities assumed	(48,897)

Total preliminary purchase price	$47,016

The purchase price allocation is not considered final as of the date of this report as we, along with our independent valuation advisors are still reviewing all of the underlying assumptions and calculations used in the allocation. However, we believe the final purchase price allocation will not be materially different than presented herein.

Goodwill, which was assigned to the water solutions for energy development segment, represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and relates to the economies of scale expected from the acquisition. Of the $33.8 million recorded as goodwill, none is expected to be deductible for tax purposes.

The accompanying consolidated statements of operations for the year ended December 31, 2010 reflect the operating results of CVR since the date of acquisition. The amount of revenue and net income attributable to the acquisition included in the Company’s consolidated statements of operations from the acquisition date to December 31, 2010 are approximately $5 million and approximately $0.6 million, respectively. For the year ended December 31, 2010, the Company’s consolidated results of operations include acquisition-related expenses of approximately $0.5 million, which are included in general and administrative expenses.

The Company has prepared the following unaudited pro forma financial statement information to compare results of the periods presented assuming the acquisition had occurred as of the beginning of each period presented. These unaudited pro forma results have been prepared for comparative purposes only and do not purport to be an indicator of the results of operations that would have actually resulted had the acquisition occurred at the beginning of each of the periods presented, or of future results of operations. Assuming the CVR acquisition occurred as of the beginning of each period presented, the pro forma unaudited results of operations would have been as follows for the years ended December 31, 2010, 2009 and 2008.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

	Year ended December 31,
	2010	2009	2008
Revenue (in thousands)	$98,650	$98,795	$85,853
Net loss (in thousands)	$(19,027)	$(395,436)	$(10,896)
Net loss per share—basic and diluted	$(0.17)	$(3.54)	$(0.14)

Acquisition of Charis Partners, LLC, Greer Exploration Corporation, and Silversword Partnerships

On July 1, 2009, the Company, through HWR, completed the purchase of all the limited liability company interests of Charis Partners, LLC and all of the assets of Greer Exploration Corporation and Silversword Partnerships. The operating results of the HWR assets have been included in the consolidated financial statements of the Company since that date. The aggregate purchase price of approximately $23 million consisted of cash totaling $17 million and the issuance of 1,576,577 shares of its common stock (valued at approximately $6.1 million based on the market price of the Company’s common stock as of July 1, 2009). These assets underlie a multi-modal saltwater disposal, treatment and pipeline transportation business in Texas and Louisiana serving customers seeking to dispose of saltwater and frac fluid generated in their oil and gas operations. The goodwill related to the acquisition was approximately $7.2 million as of December 31, 2009. Goodwill represents the excess of the purchase price over the fair value of tangible and identifiable intangible assets acquired and relates to the economies of scale expected from the acquisition. Of the $7.2 million recorded as goodwill, all of which is expected to be deductible for tax purposes.

In addition to the initial purchase price, the Company is making quarterly cash payments of $175,000 from July 2009 through April 2012 (totaling $2,100,000). The Company may be obligated to make an additional payment of $5 million upon the achievement of certain financial performance targets in 2011. To the extent earned, this contingent consideration would be paid in Company common stock. As a result of the significant costs incurred during the quarter ended June 30, 2010 for pipeline start-up, commissioning, and pipeline integrity testing as discussed in Note 2 above, management determined that the contingent consideration obligation related to the profitability target for 2010 would not be met. The Company recorded an increase to non-operating income of approximately $3.9 million, net of interest expense accretion, during the year ended December 31, 2010 as a result of the change in the fair value of the contingent consideration relating to the initial earn-out.

Acquisition of China Water

On October 30, 2008, the Company purchased 100% of the outstanding equity of China Water. The results of China Water’s operations have been included in the consolidated financial statements of the Company since that date. The aggregate purchase price was approximately $412.5 million, including approximately $45.2 million of cash, common stock valued at approximately $362.3 million and acquisition costs of approximately $5 million. The primary reasons leading to the acquisition of China Water were the growth opportunities in the consumption of bottled water in China and China Water’s established bottled water platform in the PRC. During 2009, the Company recorded an impairment charge, which is included within discontinued operations, of approximately $357.5 million related to its acquisition of China Water (Notes 5 and 7).

Acquisition and Subsequent Recission of Harbin Taoda Drinks, Ltd.

On April 1, 2009, the Company acquired 67% of Harbin, a bottled water manufacturer located in the northern city of Harbin (Heilongjiang Province), in the PRC. The results of Harbin Taoda were included in the Company’s consolidated financial statements from the date of acquisition. The aggregate purchase price of $1.3 million consisted primarily of accounts receivable and property and equipment. There was no goodwill associated with the acquisition. The agreement to purchase Harbin provided the Company with financial and operational control of Harbin’s business subsequent to payment of the aggregate purchase price. In June 2010, the holders of the noncontrolling 33% of Harbin claimed that, on the basis of an undisclosed loan agreement that the Company believes was arranged prior to the Company’s acquisition of China Water and conflicting purchase price agreements that were submitted to the Chinese government, the full purchase price for the business was not paid. Based on statements by former China Water president Xu Hong Bin during recent discovery proceedings (see Note 10), the Company believes that Xu and one of the holders of the noncontrolling interest in Harbin were parties to certain loan

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

agreements that were not disclosed to the Company in connection with its acquisition of China Water or in China Water’s SEC filings prior to such acquisition, and that Xu and the interest holder in Harbin were also involved in preparing and submitting to the Chinese government various conflicting purchase agreements that did not accurately reflect correct net asset value for the Harbin business. The Company was subsequently barred from access to factory operations and records, and demands for additional purchase price consideration were made on the Company by the noncontrolling shareholders. On June 1, 2010, management made the decision not to pay additional consideration for its interest in Harbin and, consequently, rescinded the prior business combination, resulting in substance in a nonmonetary distribution of the net assets of Harbin to the former owners. As a result, and effective June 1, 2010, the Company divested these assets, liabilities and operations of Harbin and recorded a loss of $1.6 million which is included within discontinued operations, in the consolidated statements of operations representing the aggregate of the carrying amount of the noncontrolling interest and the carrying amount of Harbin’s net assets as of June 1, 2010.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Note 4—Investments

The amortized cost, gross unrealized holding gains and losses, and fair value of held-to-maturity and available-for sale securities as of December 31, 2010 and 2009 are as follows (in thousands):

	Contractual Maturity (in years)	Amortized Cost	Gross Unrealized Holding		Fair Value
			Gains	Losses
December 31, 2010
Held-to-maturity:
Certificates of deposit	1	$11,830	$—	$—	$11,830

Available-for-sale:
Current:
U.S. Government Agencies	1	$13,026	$14	$—	$13,040
U.S. Government Securities	1	16,168	10	5	16,173
Corporate Notes	1	46,178	169	6	46,341

		75,372	193	11	75,554

Noncurrent:
U.S. Government Agencies	2-3	1,035	30	—	1,065
U.S. Government Securities	2-3	2,925	—	11	2,914
Corporate Notes	2-3	10,537	123	20	10,640

		14,497	153	31	14,619

		$89,869	$346	$42	$90,173

December 31, 2009
Held-to-maturity:
Certificates of deposit	1	$10,513	$—	$—	$10,513

Available-for-sale:
Current:
U.S. Government Agencies	1	$605	$1	$—	$606
Corporate Notes	1	15,213	201	—	15,414

		15,818	202	—	16,020

Noncurrent:
U.S. Government Agencies	2-3	48,570	67	54	48,583
U.S. Government Securities	2-3	1,023	10	—	1,033
Corporate Notes	2-3	36,209	813	—	37,022

		85,802	890	54	86,638

		$101,620	$1,092	$54	$102,658

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Scheduled maturities of available-for-sale and held to maturity securities as of December 31, 2010 are as follows (in thousands):

	Amortized Cost	Fair Value
2011	$75,372	$75,554
2012	12,465	13,583
2013	2,032	1,036

	$89,869	$90,173

Investment in Underground Solutions, Inc.

On May 6, 2009, the Company purchased approximately 7% of the equity of Underground Solutions, Inc. (“UGSI”), a water infrastructure and pipeline supplier located in Poway, California for approximately $6.8 million in cash. On December 10, 2009, the Company purchased 1.0 million preferred shares of UGSI for approximately $0.4 million in cash. Equity investments in companies over which the Company has no ability to exercise significant influence are accounted for under the cost method. Accordingly, this investment is accounted for under the cost method. The Chief Executive Officer of UGSI serves as a member of the Board of Directors of the Company.

Investment in Energy Transfer Water Solutions, JV LLC

On February 4, 2010, the Company’s wholly owned subsidiary HWS entered into a limited liability company agreement with ETC Water Solutions, LLC (“ETC”), a wholly owned subsidiary of Energy Transfer Partners, L.P. (NYSE: ETP), that established a 50-50 joint venture, Energy Transfer Water Solutions, JV LLC (the “JV”), to develop solutions for the transportation and treatment of produced water, frac fluids and other types of discharged waters generated in the Marcellus Shale oil and natural gas fields throughout Pennsylvania, New York, West Virginia, Virginia, Kentucky, Tennessee and Ohio, and in the Haynesville Shale in Louisiana and Texas (the “Agreement”).

The Company’s HWS subsidiary will, under a separate operations and reimbursement agreement with the JV, build and operate all water processing and treatment facilities owned by the joint venture. ETC will, under a separate operations and reimbursement agreement with the JV, build and operate all pipeline facilities used to transport produced water, frac fluids and other types of discharged waters to the water processing and treatment facilities operated by HWS.

The JV is managed by a board of directors comprised of an equal number of HWS and ETC representatives, and will be jointly funded unless HWS or ETC opts not to consent to a project, in which case, if the other party elects to proceed on a unilateral basis, it will be entitled to a pre-tax, unlevered internal rate of return of thirty percent on the capital contributions with respect to such project. All other distributions will be made on a 50-50 basis. In February and July 2010, each of HWS and ETC made capital contributions to the JV of $50,000 and $450,000, respectively. In December 2010, the Company recorded a $635,000 payable to the JV. All cash contributions and payables recorded to the JV were to fund prospective project expenses. During the year ended December 31, 2010, the Company recorded $0.7 million of losses on this equity investment, which represents the Company’s 50 % share of operating expenses of the JV to date.

The Agreement is subject to usual and customary transfer restrictions, and the obligations of HWS and ETC under both the Agreement and the respective operations and reimbursement agreements are guaranteed by the Company in the case of HWS, and Energy Transfer Partners, L.P., in the case of ETC, pursuant to guaranty agreements.

Investment in China Bottles

During the second quarter of 2010, there was a significant decline in the observable market price of China Bottles Inc. (“China Bottles”), the Company’s 48% owned equity investment. Additionally, during the second quarter of 2010, the Company noted a significant decline in the China Bottles business which impacted the financial results of the equity investment. As a result of these events management believed that the Company would not be

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

able to recover the carrying amount of the investment and that China Bottles did not have the ability to sustain an earnings capacity that would justify the carrying amount of the investment. Therefore, the Company concluded that the decline in the value of the equity investment was other than temporary. The Company conducts its equity investment impairment analyses in accordance with Accounting Standards Codification (“ASC”) 323, “Investments-Equity Method and Joint Ventures.” ASC 323 requires the Company to record an impairment charge for a decrease in value of an investment when the decline in the investment is considered to be other than temporary. Accordingly, the Company recorded a $4,097,000 non-cash impairment charge, which is included within discontinued operations, in the consolidated statements of operations to fully impair the carrying amount of its equity investment in China Bottles.

During the fourth quarter of 2010, certain members of former China Bottles management approached the Company and inquired if they could repurchase the shares of China Bottles stock originally representing the 48% owned equity investment. The shares were thinly traded with no public float. The Company agreed to sell the 36,000,000 shares underlying the 48% equity investment in a private transaction and, accordingly, the non-cash impairment charge that was recorded within discontinued operations was reduced by the sale proceeds of $720,000.

Note 5—Fair Value Measurements

The Company measures certain assets and liabilities pursuant to accounting guidance which establishes a three-tier fair value hierarchy and prioritizes the inputs used in measuring fair value. Theses tiers include:

•	Level 1: Quoted prices (unadjusted) in active markets that are accessible at the measurement date for identical assets or liabilities.

•	Level 2: Observable prices that are based on inputs not quoted on active markets, but corroborated by market data.

•	Level 3: Unobservable inputs are used when little or no market data is available.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

The following table presents information about the Company’s financial assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2010 and 2009, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value (in thousands):

	December 31, 2010	Significant Other Observable Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Certificates of deposit	$11,830	$11,830	$—	$—
U.S. Government Agencies	14,105	14,105	—	—
Corporate Notes	56,981	56,981	—	—
U.S. Government Securities	19,087	19,087	—	—

Total	$102,003	$102,003	$—	$—

Liabilities:
Contingent consideration	$13,701	$—	$—	$13,701

	December 31, 2009	Significant Other Observable Inputs (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets:
Certificates of deposit	$10,513	$10,513	$—	$—
U.S. Government Agencies	49,189	49,189	—	—
Corporate Notes	52,436	52,436	—	—
U.S. Government Securities	1,033	1,033	—	—

Total	$113,171	$113,171	$—	$—

Liabilities:
Contingent consideration	$7,887	$—	$—	$7,887

The fair value of the contingent consideration was determined using a probability-weighted income approach at the acquisition date and is revalued at each reporting date or more frequently if circumstances dictate based on changes in the discount periods and rates, changes in the timing and amount of the revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the obligations. Changes in the fair value of these obligations are recorded as income or expense within the line item “Other, net” in the Company’s consolidated statements of operations. Accretion expense related to the increase in the net present value of the contingent liabilities is included in interest expense for the period. The fair value measurement is based on significant inputs not observable in the market, which are referred to as Level 3 inputs.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

In addition to the Company’s assets and liabilities that are measured at fair value on a recurring basis, the Company is required, by generally accepted accounting principles in the United States, to record certain assets and liabilities at fair value on a nonrecurring basis. Generally, assets are recorded at fair value on a nonrecurring basis as a result of impairment charges. Assets measured at fair value on a nonrecurring basis during the years ended December 31, 2010 and 2009 are summarized below (in thousands):

	Impairment Charge	New Cost Basis	Level Used to Determine New Cost Basis
			Level 1	Level 2	Level 3
As of December 31, 2010
Investment—China Bottles, Inc. (Note 4)	$3,377	$—	$—	$—	$—

As of December 31, 2009
Goodwill	$357,545	$6,341	$—	$—	$6,341
Equity method investment in ShenYang (Note 11)	1,212	—	—	—	—
Property, plant and equipment	6,781	—	—	—	—

During the year ended December 31, 2010 the Company recorded an impairment charge of approximately $3.4 million related to its equity investment in China Bottles, as the decrease in fair value of the investment was deemed to be other than temporary. This expense is included in discontinued operations in the consolidated statements of operations for the year ended December 31, 2010. Equity method investments are measured at fair value on a nonrecurring basis when deemed necessary, using observable inputs such as trading prices of the stock as well as using discounted cash flows, incorporating adjusted available market discount rate information and the Company’s estimates for liquidity risk.

The Company recognized a non-cash charge of approximately $357.5 million during the year ended December 31, 2009 related to the impairment of goodwill applicable to the acquisition of China Water, which is included in discontinued operations. The carrying value of the asset prior to the impairment was approximately $363.9 million (including purchase price adjustments of approximately $54 million). The estimated fair value of the asset at December 31, 2009 is approximately $6.3 million and was based on Level 3 inputs. The fair value of the China Water assets was estimated using a discounted cash flow model, considering future anticipated revenues, operating costs, a risk adjusted discount rate, and other factors.

The Company recognized an other-than-temporary decline of $1.2 million related to the retained noncontrolling interest in ShenYang. Subsequent to the deconsolidation of ShenYang, management determined that the retained noncontrolling interest was of no value and accordingly fully-impaired this asset as of September 30, 2009. This expense is included in discontinued operations for the twelve month period ended December 31, 2009.

The Company also recognized an impairment charge of $6.8 million relating primarily to construction in process of $3.8 million and property, plant and equipment associated with exiting its Beijing facility of $2.4 million. Management determined that the carrying amount of these assets could not be recovered as of September 30, 2009 and in management’s judgment these assets were fully-impaired. This expense is included in discontinued operations for the twelve month period ended December 31, 2009.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Note 6—Property, Plant and Equipment, net

Property, plant and equipment consist of the following as of December 31, 2010 and 2009 (in thousands):

	Year ended December 31,
	2010	2009
At cost:
Buildings	$4,356	$177
Pipelines	29,624	—
Machinery and equipment	38,338	6,232
Motor vehicles	12,801	222
Office equipment	345	178

	85,464	6,809

Less: accumulated depreciation
Buildings	22	3
Pipelines	1,092	—
Machinery and equipment	2,172	551
Motor vehicles	501	26
Office equipment	63	18

	3,850	598

Construction in process	4,082	26,646

Plant and equipment, net of accumulated depreciation	$85,696	$32,857

Depreciation expense for the years ended December 31, 2010, 2009 and 2008 was approximately $3,365,000, $598,000 and $0, respectively. All of the depreciation expense was recorded in cost of goods sold.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Note 7—Goodwill and Intangible Assets

Goodwill

Goodwill activity for 2010 and 2009 is as follows (in millions):

	Net Book Value at December 31, 2009	Additions	Impairment Charge	Other Adjustments	Net Book Value at December 31, 2010
Water Solutions for Energy Development	$7.2	$33.8	$—	$—	$41.0

	Net Book Value at December 31, 2008	Additions	Impairment Charge	Other Adjustments	Net Book Value at December 31, 2009
Water Solutions for Energy Development	$—	$7.2	$—	$—	$7.2

During the fourth quarter of 2010, the Company recorded additions to goodwill of $33.8 million in connection with the acquisition of CVR (Note 3).

In the third quarter of 2009, the Company’s recorded additions to goodwill of $7.2 million in connection with the acquisition of Charis Partners, LLC, Greer Exploration Corporation, and Silversword Partnerships (Note 3).

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Intangible Assets

Intangible assets consisted of the following as of December 31, 2010 and 2009 (dollars in thousands):

	Weighted- Average Amortization (in years)	Gross Carrying Amount	Accumulated Amortization	Intangible Assets, net
As of December 31, 2010:
Customer relationships	7-8	4,352	(318)	4,034
Disposal permits	10	248	(22)	226
Customer contracts	15-17	17,352	(1,007)	16,345

	14	$21,952	$(1,347)	$20,605

As of December 31, 2009:
Customer relationships	7	1,741	(97)	1,644
Disposal permits	10	111	(11)	100
Customer contracts	15-17	17,352	—	17,352

	14	$19,204	$(108)	$19,096

Estimated amortization expense of the next five years and thereafter is as follows (in thousands):

2011	$1,548
2012	1,548
2013	1,548
2014	1,548
2015	1,548
Thereafter	12,865

Total	$20,605

Amortization expense for years ended December 31, 2010, 2009 and 2008 was $1,240,000, $108,000 and $0, respectively.

Note 8—Equity and Stock-Based Compensation

Founders’ Units

On June 21, 2007, the Company sold 14,375,000 units for an aggregate purchase at a price of $71,875 or $0.005 per unit, to the Company’s founders. Each unit consisted of one share of the Company’s common stock and one warrant to purchase one share of the Company’s common stock. Upon the consummation of the Offering and the partial exercise of the over-allotment option by the underwriters, 845,000 units were redeemed for $4,225. Of the remaining founders’ units and net of redemption, 13,152,746 founders’ units were issued to Heckmann Acquisition, LLC.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Initial Public Offering

On November 16, 2007, the Company sold 54,116,800 units (“Units”) in its initial public offering at a price of $8.00 per Unit and received proceeds of $428,071,040, net of underwriting discounts and commissions of $10,823,360 (including $19,482,048 of deferred underwriting discounts and commissions placed in the trust account pending completion of a business combination). Each Unit consists of one share of the Company’s common stock, $.001 par value, and one redeemable common stock purchase warrant. Each warrant entitles the holder to purchase from the Company one share of common stock at an exercise price of $6.00 per share commencing on November 9, 2008. The warrants will expire on November 9, 2011 or earlier upon redemption. The Company may redeem the warrants for a redemption price of $0.01 per warrant at any time if notice of not less than 30 days is given and the last sale price of the Company’s common stock has been at least $11.50 on 20 of the 30 trading days ending on the third day prior to the day on which notice is given.

Sponsors’ Warrants

Immediately prior to the Company’s initial public offering, the initial stockholders of the Company purchased an aggregate of 7,000,000 warrants at $1.00 per warrant from the Company in a private placement offering. The warrants sold in the private placement were identical to the warrants sold in the Company’s initial public offering except that the initial stockholders’ warrants are not redeemable by the Company as long as they are held by the initial stockholders. The initial stockholders’ warrants are entitled to registration rights and the Company has satisfied its obligations with respect thereto. The 7,000,000 warrants are all still outstanding and unexercised.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2010 or 2009, no shares of preferred stock were outstanding.

Stock Options

In May 2009, the Company’s stockholders approved the Heckmann Corporation 2009 Equity Incentive Plan (the “2009 Plan”), under which 5,000,000 shares of common stock have been authorized for issuance. The 2009 Plan provides for the grant of stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and units, other stock-based awards and cash-based awards to employees, directors, consultants and advisors of the Company with up to a 10-year contractual life.

The Company has granted a total of 1,820,000 common stock options under the terms of the 2009 Plan, all of which vest over a three year service period. The Company estimates the fair value of stock options granted to employees using a Black-Scholes option-pricing model. The assumptions used to estimate the fair value of stock awards granted in the years ended December 31, 2010 and 2009 are as follows:

	Year ended December 31,
	2010	2009
Volatility	34.8%	33.9%
Expected term (years)	4.5	4.5
Risk free interest rate	3.60%	3.49%
Expected dividend yield	0.0%	0.0%

Stock-based compensation expense is included in general and administrative expense in the statements of operations and totals approximately $536,900 and $136,200 for the years ended December 31, 2010 and 2009, respectively.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

As of December 31, 2010, there was approximately $2.9 million of unrecognized compensation expense for stock options, which is expected to be recognized over a weighted-average period of approximately 2.9 years. There were approximately 171,100 stock options exercisable at December 31, 2010.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Following is a summary of stock option activity through December 31, 2010 under the 2009 Plan:

	Underlying Shares	Weighted Avg. Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value as of December 31, 2010
	(In thousands, except per share data)
Outstanding at December 31, 2009	520	$3.98
Granted	1,300	3.95
Exercised	(49)	3.98
Cancelled	(86)	3.98

Outstanding at December 31, 2010	1,685	$3.96	9.50	$1,803

Exercisable at December 31, 2010	171	$3.98	8.58	$180

Vested or Expected to Vest at December 31, 2010	1,582	$3.96	9.48	$1,693

The weighted-average fair value of options granted in the year ended December 31, 2010 and 2009 was $3.96 and $2.04 per share, respectively. The aggregate intrinsic value of options at December 31, 2010 is based on the Company’s closing stock price on December 31, 2010 of $5.03.

Restricted Common Stock

During the year ended December 31, 2010, and pursuant to the 2009 Plan, approximately 191,000 shares of time-vesting restricted common stock were granted to employees and members of our Board of Directors at a weighted average grant date fair value of $3.90 per share. Approximately 71,000 shares were vested and included in the initial purchase price of CVR (Note 3). During the year ended December 31, 2009, approximately 640,000 shares of time-vesting restricted common stock were granted to employees and members of our Board of Directors at a grant date fair value of $4.20 per share. Approximately 400,000 of those shares were vested as of December 31, 2010. During the year ended December 31, 2010 the Company issued 138,335 restricted common shares to its employees and Board of Director members. During the year ended December 31, 2009 the Company issued 260,840 restricted common shares to its employees and Board of Director members as the vested shares were issued net of the number of equivalent shares required to pay related payroll taxes. For the years ended December 31, 2010 and 2009, the Company recorded $427,386 and $1,841,568, respectively, of stock based compensation related to these shares of restricted common stock resulting in an increase to equity of approximately $0.4 million and $1.4 million, respectively, net of shares withheld to pay payroll taxes for shares vesting in 2009. At December 31, 2010, there was approximately $949,000 of unrecognized compensation expense related to non-vested shares. This cost is expected to be recognized over a weighted average period of 1.2 years.

Stock and Warrant Repurchase Program

On October 30, 2008, the Company announced that its Board of Directors approved a discretionary equity buy-back plan for the repurchase of the warrants. Under the plan, the Company may purchase warrants in open market and in private transactions through December 31, 2009. In August 2009, the Board of Directors approved a one-year extension of the Company’s discretionary equity buy-back plan and an expansion of the plan to include common stock. Under the broadened plan, the Company may purchase warrants and up to 20 million shares of the Company’s common stock in open market and private transactions through December 31, 2010, at times and in

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

amounts as management deems appropriate, subject to applicable securities laws. Through December 31, 2010, 276,465 shares of the Company’s common stock were purchased for cash of approximately $1,088,000 (at market prices for the public common stock). Through December 31, 2010 the Company purchased 11,331,197 warrants for cash of approximately $6,844,000 (at market prices for the public warrants), which have been recorded in a manner similar to treasury stock using the cost method.

Note 9—Income Taxes

The Company’s provision for income taxes consists of (in thousands):

	Year ended December 31,
	2010	2009	2008
Current income tax expense (benefit):
Federal	$(2,746)	$649	$2,242
State	61	25	740

Total current	(2,685)	674	2,982

Deferred income tax expense (benefit):
Federal	(719)	(754)	390

Total income tax (benefit) expense	$(3,404)	$(80)	$3,372

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

The difference between the actual income tax expense and that computed by applying the United States federal income tax rate of 35% to pretax income (loss) from continuing operations is summarized below:

	Year ended December 31,
	2010	2009	2008
U.S. federal income tax	35.00%	35.00%	35.00%
U.S. personal holding company tax	2.21%	0.00%	0.74%
State and local income taxes net of federal benefit	3.89%	5.24%	7.38%
Unrealized loss on subsidiary	0.00%	0.00%	-5.45%
Compensation	-1.07%	0.00%	0.00%
Transaction costs	-1.07%	-0.15%	0.00%
Change in fair value of contingent consideration	8.65%	0.00%	0.00%
Tax-exempt interest income	0.00%	0.00%	0.93%
Impairment and amortization	0.00%	0.00%	0.00%
Valuation allowance	-72.23%	-42.12%	0.00%
Other	-0.18%	-0.33%	0.48%

Effective tax rate	-24.80%	-2.36%	39.08%

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2010 and December 31, 2009 are shown below (in thousands):

	2010	2009
Deferred tax assets
Other	$3,154	$64
Reserves	4,363	4,364
Net operating losses	21,078	8,288

Total	28,595	12,716
Valuation allowance	(18,072)	(11,809)

Total deferred tax assets	10,523	907

Deferred tax liabilities
Prepaids	$(99)	$(79)
Fixed assets and intangibles	(18,646)	(151)
Unrealized gains	(119)	(423)
Contingent payments	(432)	(432)

Total deferred tax liabilities	(19,296)	(1,085)

Net deferred tax asset / (liability)	$(8,773)	$(178)

The Company has domestic and foreign net operating loss carryfowards that were generated in the years ended December 31, 2010 and 2009. The net operating loss carry forwards are recorded as a deferred tax asset of approximately $21.1 million. Approximately $12.2 million of the deferred tax asset relates to US net operating losses that can be carried forward to December 31, 2030. Approximately $5.7 million of the deferred tax asset relates to net operating losses that were generated in the PRC Subsidiaries of our discontinued operations which can be carried forward 5 years to the years ending December 31, 2015 and approximately $3.2 million of the deferred tax asset relates to net operating losses that were generated in the Hong Kong subsidiaries of our discontinued operations which can be carried forward indefinitely. Deferred tax assets are reduced by a valuation allowance if it is more likely than not some portion or all of the deferred tax asset will not be realized. During the year ended December 31, 2010 the Company increased its valuation allowance by $6.3 million, in recognition of the future realizability of this portion of the deferred tax assets.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Under the current laws of the British Virgin Islands (“BVI”), dividends and capital gains arising from the Company’s investments in the BVI through BVI subsidiaries are not subject to income taxes and no withholding tax is imposed on payments of dividends by the Company.

A 17.5% Hong Kong corporate income tax has been provided in the financial statements for the Hong Kong subsidiaries, which is included in discontinued operations.

Beginning January 1, 2008, a new Chinese Enterprise Income Tax (“EIT”) law replaced the prior laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaced the 33% rate that was applicable prior to 2008 to both DES and FIEs.

Note 10—Commitments and Contingencies

Lines of Credit, Long Term Debt and Lease Obligations

The Company had the following lines of credit and long term debt as of December 31, 2010:

Working capital line of credit—with a maximum credit limit of $7.0 million and an outstanding balance of approximately $6.1 million. The working capital line of credit is secured by accounts receivable, inventory and all real and personal property of CVR, plus a parent corporate guarantee. The ceiling under the line is subject to a borrowing base calculation. The line will remain effective subject to a 5% compensating balance in an associated operating account.

Equipment credit line—with a maximum credit limit of $2.5 million and an outstanding balance of approximately $1.5 million. The equipment credit line is secured by certain recently purchased pieces of equipment pursuant to security agreements under a Master Equipment Finance Agreement (the “Facility”). Both the working capital line of credit and the equipment credit line bear interest at LIBOR, plus an applicable margin. The weighted average interest rate on both was approximately 3.9% at December 31, 2010. Borrowings under the equipment credit line converted to term loans on a periodic basis.

Term loans pursuant to the Facility—with payments due monthly through 2020 that bear interest based on the one-month LIBOR plus an applicable margin. Borrowings outstanding under the Facility were approximately $20.9 million less current portion of approximately $3.1 million. The weighted average interest rate on the Facility was approximately 4.3% at December 31, 2010. Borrowings are secured by the related financed equipment.

Real estate loans—with a maximum credit amount of $3.1 million and outstanding balance of approximately $3.0 million less current portion of approximately $0.4 million. Payments due monthly under these loans are due through 2015 and bear a weighted average interest rate of approximately 3.8% at December 31, 2010. Real estate loans are secured by the related real estate.

Notes payable—of approximately $0.3 million less current portion of approximately $0.1 million. Monthly payments are due through 2012 and bear a weighted average interest rate of 1.3% at December 31, 2010

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Future minimum lease payments (including interest) for continuing operations under non-cancelable operating leases and aggregate debt maturities at December 31, 2010 were as follows (in millions):

	Operating Leases	Aggregate Debt Maturities
2011	$0.2	$11.2
2012	0.2	4.5
2013	0.2	4.0
2014	0.2	4.6
2015	0.2	7.5
Thereafter	0.6	—

Total obligations and commitments	$1.6	$31.8

Certain facilities and equipment are leased under operating leases expiring at various dates. Most of the operating leases contain renewal options. Total expense for all operating leases was $0.2 million, $0.2 million and zero for the years ended December 31, 2010, 2009 and 2008, respectively.

Environmental Liabilities

In accordance with the requirements of the PRC’s Environmental Protection Law, the Company installed required environmental protection equipment, adopted advanced environmental protection technologies, established responsibility systems for environmental protection, and reported to and registered with the relevant local environmental protection departments. The Company has complied with the relevant regulations and has never paid a fee for the excessive discharge of pollutants. Management believes that there are no unrecorded liabilities in connection with the Company’s compliance with environment laws and regulations.

The Company also complies with the environmental protection laws and regulatory framework of the United States and the individual states where it operates water gathering pipelines and salt water disposal wells. The Company has installed safety, monitoring and environmental protection equipment such as pressure sensors and relief valves, and has established reporting and responsibility protocols for environmental protection and reporting to relevant local environmental protection departments. In Texas and Louisiana, the Company is subject to rules and regulations promulgated by the Texas Railroad Commission, the Texas Commission on Environmental Quality and the Louisiana Department of Environmental Quality, all of which are designed to protect the environment and monitor compliance with water quality. Management believes the Company is in material compliance with all applicable environmental protection laws and regulations in the United States, Texas and Louisiana.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Litigation

On June 1, 2009, Xu Hong Bin, the former president and chairman of China Water, and his affiliated entity, Kotex Development Corp. (collectively “Xu”), filed a lawsuit in the Delaware Court of Chancery (the “Court”) making various claims against the Company and its directors and executive officers. Xu’s lawsuit makes claims allegedly arising out of the Company’s intended cancellation of approximately 5.3 million shares of Company common stock held by Xu. Xu claims that the Company’s intended cancellation of his 5.3 million shares is a breach of the general release in an escrow resolution and transition agreement that the Company entered into with him, which was filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008. On June 8, 2009, the Court denied Xu’s request for expedited scheduling but ordered that pending resolution of the Xu litigation, the Company may not cancel the 5.3 million Xu shares at issue. On June 22, 2009, the Company filed an answer and countersuit with claims against Xu for his breach of the fiduciary duties of care and loyalty as a member of the Company’s Board of Directors. The Company seeks recovery of not only the stock at issue, but also cash paid to Xu and cash the Company believes was misappropriated by Xu. The Company’s affirmative defenses and its countersuit contend that the general release in the escrow resolution and transition agreement is infected with fraud and therefore voidable.

In response to the Company’s affirmative defenses and countersuit, Xu filed a motion for partial judgment on the pleadings, seeking the dismissal of the Company’s claims. On October 26, 2009, the Court denied Xu’s motion in large part and also denied Xu’s request for an order of specific performance of the general release provisions of the escrow resolution and transition agreement. The Court rejected Xu’s arguments regarding the fraud and breach of fiduciary claims as premature, and ruled that evidentiary questions of fraud and the voidability of the transition agreement will remain for later proceedings and trial. Although the Company’s countersuit for Xu’s breach of fiduciary duties and its affirmative defenses to his claims are going forward, the Court trimmed the pleadings by dismissing the Company’s counterclaims for contract breach and conversion. In light of the pending litigation, disputed shares will continue to be included in the Company’s outstanding shares until the litigation is finally resolved. Based on statements by Xu during discovery proceedings, the Company believes that Xu, together with one of the holders of the noncontrolling interest in China Water’s subsidiary Harbin Taoda Drinks (“Harbin”), were parties to certain loan agreements that were not disclosed to the Company in connection with its acquisition of China Water or in China Water’s SEC filings prior to such acquisition, and were also involved in preparing and submitting to the Chinese government various conflicting purchase agreements that did not accurately reflect correct net asset value for the Harbin business.

In Xu’s companion case for legal fee expense reimbursement as a former director under the indemnity provisions of the Company’s bylaws and certificate of incorporation, Xu complied with the conditions set by the Company’s Board of Directors and the Court mandate that he provide an irrevocable bonded and collateralized $1,000,000 letter of credit in favor of the Company. As a result, requests for expense reimbursement are secured, and, upon submission to the Company and/or approval by the Court, as applicable, the Company will issue reimbursement payments. The Company has paid approximately $1,000,000 in the year ended December 31, 2010 to Xu’s counsel for these reimbursements.

The outcome of the litigation with Xu is not known at this time. The Company and Xu each have made various claims. However, if the results of the litigation are all resolved in favor of Xu, the remaining 3,500,000 of Xu’s contingently returnable shares will be released from escrow pursuant to the terms of the Majority Stockholder Consent Agreement. Because the 3,500,000 shares were excluded from the calculation of the purchase price of China Water and because the goodwill resulting from the China Water acquisition has been substantially impaired (as previously disclosed), the issuance of the contingently returnable shares from escrow would have a significant negative impact on the Company’s consolidated financial statements. In such hypothetical situation, the financial impact could equal 3,500,000 times the market price of our common shares on the date of such resolution. At this time, the litigation has not gone to trial, nor has the judge rendered any dispositive order in the matter.

On May 28, 2010, Ng Tak Kau, a former officer of China Water that was also part of the selling insiders group that includes Xu, filed a lawsuit in the Delaware Court of Chancery making various claims against the Company and its directors and executive officers allegedly arising out of the Company’s intended cancellation of 4.08 million shares of Company common stock potentially issuable to Ng in connection with the Company’s acquisition of China Water. Ng claimed that the Company’s intended cancellation of the 4.08 million shares is unwarranted and a breach of agreements entered into in connection with the acquisition. On July 13, 2010, the Company filed an answer denying all allegations, and a countersuit for fraud and fraudulent inducement. On August 10, 2010, Ng filed a motion for partial judgment on the pleadings. On January 7, 2011, the Delaware Court

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

of Chancery granted in part Ng’s motion for judgment on the pleadings and directed Heckmann to provide Ng with a stock certificate reflecting ownership of 4,080,000 shares of Heckmann common stock. On January 20, 2011, Heckmann and Ng entered into a settlement agreement to resolve all of Ng’s and Heckmann’s claims (Note 15).

On May 21, 2010, Richard P. Gielata, an individual purporting to act on behalf of shareholders, served a class action lawsuit filed May 6, 2010 against the Company and various directors and officers in the United States District Court for the District of Delaware (the “Class Action”). The Class Action alleges violations of United States federal securities laws in connection with the Company’s acquisition of China Water in 2008. The Company responded by filing a motion to transfer the Class Action to California and a motion to dismiss the case. On October 6, 2010, the Magistrate Judge issued a report and recommendation to the District Court Judge to deny the motion to transfer. On October 8, 2010, the court-appointed lead plaintiff, Matthew Haberkorn, filed an Amended Class Action Complaint that adds China Water as a defendant. On October 25, 2010, the Company filed objections to the Magistrate Judge’s report and recommendation on the motion to transfer. The Company filed a motion to dismiss the Amended Class Action Complaint and a reply to lead plaintiff’s opposition to the motion to dismiss.

On May 21, 2010, Westfield Retirement Board, also purporting to act on behalf of the Company’s shareholders, filed a virtually identical class action lawsuit in the United States District for the Central District of California. On July 26, 2010, Westfield filed a request to voluntarily dismiss that case. On July 27, 2010, the case was dismissed.

On November 18, 2010, Melissa Hess filed a shareholder derivative complaint, purportedly on behalf of the Company, against various officers and directors of the Company in the Superior Court of California, County of Riverside (the “Derivative Action”). The Derivative Action alleges claims for breach of fiduciary duty, waste of corporate assets, and unjust enrichment in connection with the acquisition of China Water. The Company responded to the Derivative Acton by filing a motion to stay the case until the Class Action is resolved and a demurrer to derivative complaint.

Cancellation of Common Shares

Previously, the Company initiated cancellation of 15,527,900 common shares that were issued to former China Water management and insiders, and approximately 1.5 million shares underlying warrants issuable to them in connection with the acquisition of China Water. As part of that initiative, on July 18, 2009, the Company entered into a Settlement and Release Agreement with China Water’s former Chief Executive Officer, Chen Xinghua, resulting in the cancellation of 3,361,000 shares. In consideration for Mr. Chen’s entering into and fully performing the agreement, on August 31, 2009, pursuant to the terms of the Settlement and Release Agreement, the Company issued 200,000 restricted shares of common stock to Mr. Chen. The shares issued under the settlement agreement are subject to a two-year lock up. The Company is continuing its share cancellation and recovery initiative and may seek to take other actions against the remaining former insiders of China Water.

In addition, the Company is subject to claims and litigation in the ordinary course of business, the outcome of which cannot be predicted with certainty.

Note 11—Deconsolidation of ShenYang Aixin

In August 2007, Pilpol, a Hong Kong company and an indirect wholly-owned subsidiary of China Water, entered into a stock purchase agreement with Haoyang Bian, pursuant to which Mr. Bian agreed to sell to Pilpol 67% of the equity interests of ShenYang Aixin Company Limited, a company formed in accordance with the laws of the PRC (“ShenYang Aixin”). In September 2007, Shenyang Yuchinchuan Economic and Trade Limited, a company formed in accordance with the laws of the PRC (“Yuchinchuan”), became the sole equity holder of ShenYang Aixin. At such time, Haoyang Bian owned 90% of the equity of Yuchinchuan. In October 2007, ShenYang Aixin was converted into a Sino-foreign equity joint venture company and Pilpol and Yuchinchuan entered into a cooperative joint venture agreement (the “CJV Agreement”). In December 2007, Pilpol, Haoyang Bian and Yuchinchuan entered into an amendment to the stock purchase agreement to, among other things, memorialize the foregoing and to confirm the sale by Yuchinchuan to Pilpol of 67% of the equity interests of ShenYang Aixin.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

The CJV Agreement provided Pilpol with the right to 67% of the profits of ShenYang Aixin and with financial and operational control of ShenYang Aixin’s factory, provided that such right to profits and control would expire if, by an agreed upon date, Pilpol did not consummate the outright purchase of 67% of the equity interests of ShenYang Aixin pursuant to the amended August 2007 stock purchase agreement. As of December 31, 2007, the Company made cash payments for a 33.5% interest in ShenYang and recorded a payable for the remaining 33.5% interest pursuant to a contractual agreement. As such, at December 31, 2007, Pilpol had financial and operational control of ShenYang and, as a result, consolidated this entity. As of September 30, 2009, management made the decision not to consummate the purchase of the equity interests in ShenYang Aixin. Consequently, the contractual agreement that gave Pilpol control of the subsidiary expired, and Pilpol lost financial and operational control of ShenYang Aixin.

As a result, and effective September 30, 2009, the Company deconsolidated ShenYang Aixin. The deconsolidation was attributable to other than a nonreciprocal transaction and accordingly a loss of $5.3 million was recorded in the twelve months ended December 31, 2009 that represents the aggregate of the carrying amount of the noncontrolling interest and the carrying amount of ShenYang Aixin’s net assets as of the date of deconsolidation, which is included in discontinued operations. The fair value of the retained noncontrolling interest in ShenYang Aixin was determined to be zero as of the date of deconsolidation.

Note 12—Discontinued Operations

On September 30, 2011, the Company, through its wholly-owned subsidiary, China Water, entered into a Share Purchase Agreement (the “SPA”) by and among Pacific Water & Drinks (HK) Group Limited (f/k/a Sino Bloom Investments Limited), a Hong Kong company (“Buyer”), China Water, as Seller, and China Water Drinks (H.K.) Holdings Limited, a Hong Kong company (“Target”), pursuant to which China Water agreed to sell 100% of the equity interests in Target to Buyer in exchange for shares in Buyer equal to ten percent of the Buyer’s outstanding equity. Upon completion of the sale, the Company abandoned the remaining non-U.S. legal entities that were part of its original acquisition of China Water.

The following table details selected financial information of discontinued operations:

	December 31,
	2010	2009	2008
Revenue	$30,483	$32,155	$10,507
Pretax loss from operations	(4,048)	(392,000)	(19,835)
Income tax expense	(345)	(78)	(338)
Loss from discontinued operations	(4,393)	(392,078)	(20,173)

The assets and liabilities associated with discontinued operations did not meet the criteria to be classified as held for sale as of December 31, 2010 or 2009. Although not classified as held for sale, the Company has presented those assets and liabilities related to the discontinued operations separately on the balance sheet as of December 31, 2010 and 2009. The carrying value of the assets and liabilities of discontinued operations as of December 31, 2010 or 2009, were as follows:

	December 31,
	2010	2009

Assets:
Cash	$10,460	$12,643
Accounts receivable	4,133	4,691
Inventory	1,726	2,408
Other current assets	899	931
Property plant and equipment	17,922	20,663
Intangible assets	10,263	10,752
Other non-current assets	179	4,453

Assets of discontinued operations	$45,582	$56,541

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Liabilities:
Accounts payable	$13,723	$12,567
Accrued expenses	10,100	14,992
Other non-current liabilities	1,673	4,022

Liabilities of discontinued operations	$25,496	$31,581

Note 13—Segments

The Company’s reporting segments have been determined based on the nature of the products and/or services offered to customers or the nature of their function in the organization. Management evaluates performance based on the operating income contributed by each segment. The accounting policies of the reportable segments are the same as those described in the summary of significant accounting policies included in Note 2. Through September 30, 2011, the Company’s two reportable segments were referred to as water solutions for energy development and bottled water products. The water solutions for energy development segment include a network of water disposal, treatment, and truck and pipeline transport facilities in Texas and Louisiana. The bottled water products segment includes a variety of consumer beverage products including natural mineral water, spring water, purified, flavored, and oxygenated water.

On September 30, 2011, the Company completed the disposition (through sale and abandonment) of the Bottled Water Business (see Note 12 – Discontinued Operations). The disposition of the Bottled Water Business is described in greater detail in Items 1.01 and 2.01 of the Company’s Current Report on Form 8-K filed with the SEC on October 5, 2011. As a result of the sale and abandonment, the financial statements and information for China Water and its subsidiaries have been reclassified as discontinued operations for all periods presented and, accordingly, the Company now has only one reportable segment, water solutions for energy development.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

The tables below summarize information about reported segments for 2010, 2009, and 2008 (in thousands):

	Bottled Water Products (A)	Water Solutions for Energy Development	Corporate	Total
Year Ended December 31, 2010
Revenue	$30,483	$15,208	$—	$45,691
Gross profit	6,869	3,871	—	10,740
Depreciation and amortization	2,176	4,604		6,780
Interest income	—	—	2,580	2,580
Capital expenditures	1,257	17,443	—	18,700
Equity investments	—	7,628	—	7,628
Goodwill	6,341	41,009	—	47,350
Total assets	45,582	171,282	184,389	401,253

Year Ended December 31, 2009
Revenue	32,155	3,820	—	35,975
Gross profit	7,521	1,720	—	9,241
Depreciation and amortization	4,544	706		5,250
Interest income	—	—	3,928	3,928
Capital expenditures	14,832	26,747	—	41,579
Equity investments	4,047	7,182	—	11,229
Goodwill	6,341	7,257	—	13,598
Total assets	56,541	63,996	244,452	364,989

Year Ended December 31, 2008
Revenue	10,507	—	—	10,507
Gross profit	3,260	—	—	3,260
Depreciation and amortization	609	—	—	609
Interest income	—	—	10,940	10,940
Capital expenditures	1,109	—	—	1,109
Investment in equity method investee	12,964	—	—	12,964
Goodwill	315,018	—	—	315,018
Total assets	431,776	—	331,317	763,093

The following information is by geographic area (in thousands):

	China (A)	United States	Total
Year Ended December 31, 2010
Revenue	$30,483	$15,208	$45,691
Long-lived assets, net	17,922	85,696	103,618

Year Ended December 31, 2009
Revenue	32,155	3,820	35,975
Long-lived assets, net	20,663	32,857	53,520

(A)	Presented as discontinued operations

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

Note 14—Summarized Quarterly Data (unaudited)

Following is a summary of the quarterly results of operations for the years ended December 31, 2010 and 2009.

	Three Months Ended
	March 31, 2010		June 30, 2010	September 30, 2010	December 31, 2010
	Amount		Amount	Amount	Amount
	(in thousands, except per share data)
Revenue		$2,095	$2,473	$1,939	$8,701
Gross profit		$445	$710	$(400)	$3,116
Income (loss) from continuing operations		$186	$(6,705)	$(1,619)	$(2,162)
Income (loss) from discontinued operations		$(451)	$(6,071)	$(269)	$2,398
Net income (loss) attributable to common stockholders		$(265)	$(12,776)	$(1,888)	$236
Income (loss) per share from continuing operations:
Basic	$	*	$(0.06)	$(0.01)	$(0.02)
Diluted		*	(0.06)	(0.01)	(0.02)
Income (loss) per share from discontinued operations: (1)
Basic	$	*	$(0.06)	$ *	$0.02
Diluted		*	(0.06)	*	0.02
Total: (1)
Basic	$	*	$(0.12)	$(0.01)	$ *
Diluted		*	(0.12)	(0.01)	*

*	Amount is less than $0.01.
(1)	Totals may not equal corresponding amounts on the Consolidated Statements of Operations due to rounding.

HECKMANN CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

For the years ended December 31, 2010, 2009 and 2008

	Three Months Ended
	March 31, 2009 Amount		June 30, 2009 Amount	September 30, 2009 Amount	December 31, 2009 Amount
	(in thousands, except per share data)
Revenue		$—	$—	$1,617	$2,203
Gross profit		$—	$—	$497	$1,223
Income (loss) from continuing operations		$131	$(1,606)	$(3,310)	$1,468
Income (loss) from discontinued operations		$(186,431)	$(1,566)	$(207,249)	$3,168
Net income (loss) attributable to common stockholders		$(186,300)	$(3,172)	$(210,559)	$4,636

Income (loss) per share from continuing operations:
Basic	$	*	$(0.01)	$(0.03)	$0.01
Diluted		*	(0.01)	(0.03)	0.01

Income (loss) per share from discontinued operations:
Basic		$(1.69)	$(0.01)	$(1.90)	$0.02
Diluted		(1.69)	(0.01)	(1.90)	0.02

Total:
Basic		$(1.69)	$(0.02)	$(1.93)	$0.03
Diluted		(1.69)	(0.02)	(1.93)	0.03

Note 15—Subsequent Events

The Company entered into a settlement agreement and mutual release effective January 20, 2011 (the “Settlement Agreement”) with Ng Tak Kau, a former officer of China Water, and certain other related parties in the previously disclosed lawsuit filed in the Delaware Court of Chancery (Ng v. Heckmann Corporation, et al., C.A. No. 5524-CC) to, among other things, provide for the full settlement and dismissal with prejudice of all claims against the Company in such action, the mutual release of each party of all of their respective claims against the other party relating to the matters covered in the lawsuit, the disposition of 4.08 million shares of Company common stock held by Mr. Ng, of which the Company purchased 1,000,000 million shares for $4.41 million in cash, and the cancellation by Mr. Ng of a loan and accrued interest owed to him by a subsidiary of the Company in the aggregate amount of approximately $1.7 million.